FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D. C.

                                    FORM F-2
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                          FDIC CERTIFICATE NO. 27553-1
                               BANK OF MECKLENBURG
                  (exact name of bank as specified in charter)
                                 NORTH CAROLINA
                  state or other jurisdiction of incorporation)
                     2000 RANDOLPH ROAD, CHARLOTTE, NC 28207
                          (ADDRESS OF PRINCIPAL OFFICE)
                                   56-1588228
                     (I. R. S. employer identification no.)
                                 (704) 375-2265
                 (Bank's telephone number - including area code)

              SECURITIES REGISTERED UNDER SECTION 12 (G) OF THE ACT

                        TITLE OF EACH CLASS OF SECURITIES
                 Common Stock                 ($2.00 par value)
                  Number of shares of common stock outstanding
                                    2,118,445

         INDICATED BY CHECK MARK IF DISCLOSURE, AS A "SMALL BUSINESS ISSUER" AS DEFINED UNDER 17 CFR 240 12b-2, IS PROVIDING ALTERNATIVE DISCLOSURES AS PERMITTED FOR SMALL BUSINESS ISSUERS IN THIS FORM F-2DISCLOSURES AS PERMITTED FOR SMALL BUSINESS ISSUERS IN THIS FORM F-2 .

                            INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 10 IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF BANK'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM F-2 OR ANY AMENDMENT OF THIS FORM F-2 x
                                                    --- .

         MARKET VALUE OF TOTAL VOTING STOCK OF THE BANK AS OF FEBRUARY 28, 1997 IS $29,665,230. VALUE IS DETERMINED ACCORDING TO PURCHASE SALES PRICE OF $14.00, WHICH IS THE AVERAGE ASKED PRICE AS OF FEBRUARY 28, 1997. INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS YES_X__ NO___
                    DOCUMENTS INCORPORATED BY REFERENCE

                 1. Annual Report to Shareholders for the year ended December 31, 1996, reference in Part I, Item 2; Part II, Item 5, 6, 7; Part III, Item 8.

                 2. Notice of Annual Meeting of Shareholders and Proxy Statement to be held April 22 1997, reference in Part I, Item 4; Part III, Item 9A, 10.

PART I
ITEM 1:  BUSINESS
A.  General Information
Bank of Mecklenburg and subsidiary (hereafter, called the "Bank") operates as a full service commercial bank with its principal office located at 2000 Randolph Road, Charlotte, North Carolina. The Bank was incorporated September 8, 1988, pursuant to Chapter 53 of the General Statutes of North Carolina and operates under the jurisdiction of the North Carolina State Banking Commission and the Rules and Regulations of the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve System.

As of the date of incorporation, there were 3,000,000 shares authorized, with 1,320,687 shares of common stock issued to 1,396 shareholders. During 1993, the Board of Directors declared a 5 for 4 stock split to shareholders of record on May 11, 1993. 330,121 shares were distributed on June 4, 1993, bringing the total number of shares outstanding to 1,650,808. During 1994, all outstanding options under the Bank's non-qualified stock option plan were exercised or forfeited, with 41,414 shares issued. During 1995, the Bank declared a second 5 for 4 stock split, with 422,632 shares issued, and also issued 3,591 shares under a qualified stock option plan. Also during 1995, the Bank reduced the stated par value of its common stock from $5 per share to $2.

  In April, 1996, the Bank's shareholders approved the 1996 Director Stock Option Plan under which directors are eligible to receive grants of options. In June of 1996, twelve directors were granted options to purchase 15,000 shares of the Bank's common stock (a total of 180,000 shares). These options vest at 20% annually, beginning in June 1997.

  Total shares at December 31, 1996 were 2,118,445.

B. Description of Business
The Bank operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation. The Bank conducts a general commercial banking operation (with the exception of trust services). In connection with its commercial banking activities, the Bank offers a full range of loan and deposit products, including personal and commercial checking, savings and time deposits, money market accounts, funds transfer, safe deposit facilities, direct deposit and commercial and consumer loans to business and individual customers.

In addition to these loan and deposit products, the Bank provides automated teller machine (ATM) access through its own machine and through all HONOR ATM machines in the United States, Canada and at various foreign locations. The Bank also provides credit card services and Visa(R) debit/POS (point of sale) cards to its customers.

At December 31, 1996 the Bank conducted all its business from its three locations in Charlotte, North Carolina. The Bank's headquarters building and principal office is located at 2000 Randolph Road, Charlotte, and its retail branch offices are located at 6816 Morrison Boulevard, and 1000 East Boulevard, Charlotte.

During December 1995, the Bank executed an agreement with Essex Savings Bank FSB to purchase their Charlotte Branch office (located at 1000 East Boulevard) and the related deposits. This transaction received regulatory approval in early 1996 and was finalized on March 15, 1996. This third office serves as an additional outlet for retail products and services.

The Bank's primary service area is the area located in Charlotte, Mecklenburg County, North Carolina, that extends approximately five miles in all directions from the Bank's offices.

The Bank's secondary service area encompasses the entire county of Mecklenburg, North Carolina. Charlotte, centrally located in Mecklenburg County, is situated in the south central part of North Carolina, just north of the South Carolina border, and is the largest city between Washington and Atlanta. Charlotte is widely considered the financial center for the Carolinas. Mecklenburg County has experienced steady growth in population, personal income and employment. This growth has increased the demand for banking services in the Bank's service area.

Charlotte, with a population of approximately 471,000, is the largest city within the nation's fifth largest urban area. Mecklenburg County's population exceeds 612,000 and the growth rate exceeds 17%.

The existing and future banking market in Charlotte, as well as Mecklenburg County and the surrounding trade area, offers opportunities for a locally-owned commercial bank, as indicated by the size of the market and the growth experienced in prior years. This belief is based on recent economic growth trends throughout the trade area, and the performance of other financial institutions in the market as well as the future economic outlook for the area and the specific services which the Bank offers. Population movement to the area, employment growth and new economic expansion are expected to continue.

A primary component of the Bank's competitive strategy is to provide highly personalized financial services for its clients. Bank of Mecklenburg draws the majority of its customers from businesses and professionals who work near its locations and from the residential areas within its primary service area.

It is the Bank's objective to serve the financial needs of the entire community, including professional and upper income individuals and small and medium size business enterprises. The Bank will continue to concentrate on this market with a professional staff which is sensitive to local needs and knowledgeable of banking products.

At the present time there are a number of commercial banks operating in the Mecklenburg County area, including a substantial majority of the ten largest banks in the state. Several of these are headquartered in Charlotte. Additionally, there are a number of non-bank institutions such as savings and loan institutions and credit unions operating in Mecklenburg County. There are also a number of nondeposit-type institutions in Mecklenburg County such as investment securities broker dealers, insurance companies and consumer finance companies. Some of these institutions are active in providing services formerly reserved for commercial banks. It must be noted that the Bank operates with a smaller staff and has more limited resources than some of these banks and non-bank institutions at the present time.

The Bank continues to seek opportunities to provide additional services for its customers and the general population. The Bank began an assessment of its technological resources and current trends in banking in 1996 and developed a three year technology strategic plan to take advantage of current and future technologies, add product lines to its existing offerings and develope new methods of delivery of services to its customer base.

During 1994, management received regulatory approval to enter into contracts with third party vendors to provide trust services and brokerage services to customers and the general public. After receiving approval, the Bank formed Mecklenburg Financial Services, Inc., a wholly owned subsidiary of the Bank, to enter into agreements to provide the non-deposit investment products and trust services. An agreement was reached with Legg Mason Financial Services, Inc. / Bankers Financial Partners, Inc. to offer securities and insurance products.

Management feels that the Bank's effective use of support services and electronic technology as well as competitive pricing has attracted and will continue to attract customers.

The Bank's deposit base is not made up of any one large depositor nor does a small group of depositors make up a large percentage of the Bank's total deposits. Management has no reason to believe that the loss of any one depositor would materially affect the operations of the Bank.

Deposits by type as a percentage of total deposits as of December 31, 1996, 1995, 1994, 1993, and 1992 are presented below.

TABLE 1



Deposits                                       At December 31,

                                    1996     1995       1994       1993       1992
                                    ------   -------    ------     ------     -----

Non-Interest bearing demand
   deposits                           7.93%     9.10%    11.22%    11.00%    12.85%
Interest bearing transaction
   accounts                          31.76     30.70     32.60     27.42     28.97
Savings                                .73       .94      1.73      1.78      2.51
Time deposits $100M and over         24.32     23.41     14.93     18.35     13.29
Other time deposits                  35.26     35.85     39.52     41.45     42.38
                                     ------    ------    ------    ------    ------

                                    100.00%   100.00%   100.00%   100.00%   100.00%
                                    ------    ------    ------    ------    ------



Neither services offered by the Bank nor its customer base cause any abnormal seasonal fluctuations in the Bank's business. The Bank does not anticipate the need to raise additional capital in the foreseeable future.

The Bank was capitalized from the gross proceeds of its stock offering in 1988, at $14,528,257. This equity capital permits the Bank to compete effectively in its marketplace with older, larger banks.

The principal source of earnings for the Bank is net interest income, the amount of income generated from loans and investments (earning assets) less the interest cost of interest bearing liabilities, although gains on securites became a more significant source in 1996. Management continues to seek to improve net interest income by the management of both asset and liability rates. Investments are largely marketable high quality investments and daily investments (federal funds sold) which can be readily converted to cash.

The Bank holds no patents or registered trademarks, licenses, franchises or concessions other than those required by regulatory authorities.

The Bank has undertaken no material research activities relating to new services.

The number of persons employed by the Bank in its three offices, as of December 31, 1996, was 33 full time and 3 part time.

ITEM 2:  PROPERTIES
The Bank's three offices are owned in fee simple. The headquarters office is located at 2000 Randolph Road, Charlotte, the Morrocroft Office is located at 6816 Morrison Boulevard, and the Dilworth Office is located at 1000 East Boulevard, Charlotte.

Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, page 14, Note 7 Incorporated herein by reference.

ITEM 3:  LEGAL PROCEEDINGS
The Bank is a defendant in various litigation arising during the normal course of business. In the opinion of management, resolution of these matters will not result in a material adverse effect of the Bank's financial position. Management is not aware of any unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

ITEM 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Refer to Exhibit 7(II) Notice of Annual Meeting of Shareholders for the year ended December 31, 1996, pages 2, 3 - Incorporated herein by reference.

PART II
ITEM 5:  MARKET FOR THE BANK'S COMMON STOCK AND RELATED
SECURITY HOLDER MATTERS
Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, page 27 - Incorporated herein by reference.


ITEM 6:  SELECTED FINANCIAL DATA
Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, pages 24, 25, 26, 27 Incorporated herein by reference.


ITEM 7:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes included with this report, the statistical tables appearing throughout the discussion and analysis and management's discussion in Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, pages 24 through 47 - incorporated herein by reference and pages 9 through 22 of this report on Form F-2, Annual Report under section 13 of the Securities Exchange Act of 1934.

Net Interest Income and Volume/Rate Variance
The following table contains the dollar amount of change in interest income and interest expense and segregates the dollar amount of change due to rate and volume variances for the year ended December 31, 1996 compared to the year ended December 31, 1995, and the year ended December 31, 1995 compared to the year ended December 31, 1994. The change in interest income or expense attributable to the combination of rate variance and volume variance is included in this table, but such amount has been allocated between, and included in, the amounts shown as changes due to rate and changes due to volume. The allocation of the change due to rate/volume variance was made equally to rate variance and volume variance. For purposes of this table interest income on loans includes fees earned on loans, totalling $191,000 in 1996, $128,000 in 1995 and $90,000 in
1994.

Allocation of the Allowance for Loan Losses
The following table presents an allocation of the allowance for loan losses by the categories indicated and the percentage that loans in each category bear to total loans. It should be noted that these allocations are estimates and are subject to revisions as conditions change.

TABLE 3
Allowance for Loan Losses by Type
(dollars in thousands)
                               December 31,

                     1996      %                   1995         %
                     ----   -------                ----      ----

Commercial            $ 501     34.40%            $ 384       32.84%
Real Estate*            556     59.56               450        55.46
Consumer                118      6.04               140       11.70
                      -----    ------             -----      ------
  Total              $1,175    100.00%            $ 973      100.00%
                     ======    ======             =====      ======



                                                December 31,

                     1994       %         1993         %       1991         %
                     ----    ------       ----      -------    ----      ----

Commercial            $ 420     32.21%   $ 380      37.17%    $  306      34.47%
Real Estate*            375     54.61      357      45.73        338      43.85
Consumer                105     13.18      120      17.10        130      21.68
                      -----    ------   ------     ------     ------     ------
  Total               $ 900    100.00%   $ 857     100.00%    $  774     100.00%
                      =====    ======    =====     ======     ======     ======



* Includes home equity lines of credit



All of the Bank's allowance for loan losses has been allocated to the categories of loans indicated based upon historical loss experience and the Bank's assessment of its loan portfolio.

Deposits

The following table presents average balances by category and average rates paid for the years ended December 31, 1996, December 31, 1995, and December 31, 1994.

TABLE 4

Average Deposits
(dollars in thousands)                         Year ended December 31, 1996
                                               ----------------------------
                                    Average            Interest        Average
                                    Balance            Expense       Rate Paid
Demand
  Noninterest bearing               $11,806            $    -               -  %
  Interest bearing                   51,495                2,315          4.50
Savings                               1,545                   54          3.46
Time, $ 100,000 or more              41,000                2,357          5.75
Other time                           60,634                3,635          6.00
                                    -------              -------          ----
  Total                            $166,480              $ 8,361          5.02%
                                   ========              =======          ====

Average rate paid on
  interest bearing deposits                                               5.41%
                                                                          =====

                                               Year ended December 31, 1995
                                    Average            Interest        Average
                                    Balance             Expense      Rate Paid
Demand
  Noninterest bearing               $ 9,685            $    -            -   %
  Interest bearing                   35,425                1,657        4.68
Savings                               1,526                   49        3.22
Time, $ 100,000 or more              21,458                1,254        5.85
Other time                           46,171                2,663        5.77
                                    -------              -------        ----
  Total                            $114,265              $ 5,623        4.92%
                                   ========              =======        ====

Average rate paid on
  interest bearing deposits                                             3.91%
                                                                        ======


                                                  Year ended December 31, 1994
                                    Average            Interest        Average
                                    Balance              Expense      Rate Paid
Demand
  Noninterest bearing               $ 9,354            $    -            -   %
  Interest bearing                   26,187                  844       3.22
Savings                               1,712                   40       2.34
Time, $ 100,000 or more              15,056                  666       4.42
Other time                           38,385                1,628       4.24
                                    -------              -------       ----
  Total                             $90,694              $ 3,178       3.50%
                                    =======              =======       ====

Average rate paid on
  interest bearing deposits                                            3.91%
                                                                       =====

FHLB Variable Rate Advance and Other Borrowed Funds

The following is a schedule of FHLB variable rate advances, securities sold under repurchase agreements, federal funds purchased and other short-term borrowings.


TABLE 5

FHLB Advance and Other Borrowed Funds
(dollars in thousands)


                                                                              Year Ended December 31, 1996

                                 Interest                                 Maximum
                                  Balance          Rate                    Average                Amount
                                   as of          as of       Average     Interest               (at any
                                   12-31          12-31       Balance       Rate                month end)
                                 -------        -------      --------     -------               ----------

FHLB advance                      $48,000         5.66%       $40,759         5.53%                $48,000
Federal funds purchased
  and securities sold
  under agreement
  to repurchase                    22,676        5.05          21,777        5.54                   29,703
Other short-term
  borrowings                          342        5.15             279        4.30                      400
                                  -------        ----         -------        ----                  -------

Total short-term
  borrowings                      $71,018         5.46%       $62,815         5.53%                $78,103
                                   ======         ====        =======         ====                 =======






                                                                              Year Ended December 31, 1995

                                               Interest                                            Maximum
                                  Balance          Rate                     Average                Amount
                                   as of          as of       Average     Interest               (at any
                                   12-31          12-31       Balance       Rate                month end)

FHLB advance                      $40,000         5.81%       $17,288         6.05%                $40,000
Federal funds purchased
  and securities sold
  under agreement
  to repurchase                     9,900        4.81           8,657        5.12                   16,077
Other short-term
  borrowings                          391        5.15             294        5.59                      400
                                  -------        ----         -------        ----                  -------

Total short-term
  borrowings                      $50,291         5.60%       $26,239         5.74%                $56,477
                                  =======         ====        =======         ====                 =======

                                       14

                                                   Year Ended December 31, 1994

                                        Interest                      Maximum
                            Balance      Rate              Average    Amount
                            as of       as of    Average   Interest  (at any
                            12-31       12-31    Balance     Rate    month end)

FHLB Advance
Federal funds purchased
  and securities sold
  under agreement
  to repurchase             $3,704      2.64%     $4,004       2.71%     $6,372
Other short-term
  borrowings                  400      2.68          320       2.72         400
                           ------      ----      -------      ----      -------

Total short-term
  borrowings                $4,104      2.64%     $4,324       2.71%     $6,772
                            ======      ====      ======       ====      ======

Refer to exhibit 7(I) Annual Report to Shareholders for year ended December 31, 1996, pages 11, 12, 13, Notes 3, 4 - Incorporated herein by reference.

Return on Equity and Assets
Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996 page 27 - Incorporated herein by reference.

Liquidity and Interest Rate Sensitivity Liquidity is the ability to meetcurrent and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.

The objectives of the Bank's funds management policy are to provide adequate liquidity to meet the needs of depositors and borrowers at all times, meet the basic needs for ongoing operations of the Bank, and comply with regulatory requirements.

Liquidity is provided by the ability to attract deposits, a strong capital base, and the ability to use alternative funding sources. As additional funding sources, the Bank maintains Federal Funds lines at correspondent banks to draw on. Since 1993, the Bank has also been a member of the Federal Home Loan Bank to provide another alternative for funding needs. During 1996, the Bank also used reverse repurchase agreements as funding for the purchases of securities for its available-for-sale securities portfolio. These alternative funding sources were used exclusively during 1996 to fund this leveraged portion of the Bank's available-for-sale securites portfolio.

The Bank has determined that the use of off-balance sheet derivative instruments provides an effective way to manage interest rate sensitivity by modifying the repricing or maturity characterisitics of on-balance sheet assets or liabilities. To identify, quantify and manage this risk, the Bank employs computer simulation modeling to measure and manage the effect of flucuations in interest rates on the value of its assets and liabilities.

Interest rate risk protection products such as interest rate swaps, caps and floors are utilized to manage interest rate risk, in addition to traditional techniques. The Bank expects to continue the prudent application and usage of interest rate risk protection products to actively manage interest rate risk.
                                       19

Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, pages 20, 21, 39, 40, 41, 42,43 - Incorporated herein by reference.

PART III
ITEM 8:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Refer to Exhibit 7(I) Annual Report to Shareholders for the year ended December 31, 1996, pages 3 - 23 Incorporated herein by reference.


ITEM 9:  DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK
A.  Directors of the Bank
Refer to Exhibit 7(II) Notice of Annual Meeting of Shareholders, pages 5, 6, 7 - Incorporated herein by reference.

B.  Principal Officers of the Bank
Set forth below are the names, ages and positions of the officers of the Bank. For the purposes of this report, the term "Officer" means any officer (as defined in Section 335.2(s) of the Federal Deposit Insurance Corporation's Regulations) who participates in major policy-making functions (other than in the capacity of a director).


   NAME                     AGE         POSITION WITH BANK
John H. Ketner, Jr.          55             President & CEO

Principal business experience:

President and Chief Executive Officer of Bank of Mecklenburg since 1988. Formerly employed as Sr. Vice President for Southeastern Savings and Loan Company since 1986; prior to 1986, Vice President/Treasurer, Cannon Mills Company.
                                       20

Jean R. Galloway             48             Vice President
                                            Secretary/Treasurer,
                                            Chief Financial Officer
Principal business experience:
Vice President and Chief Financial Officer of Bank of Mecklenburg since 1994. Vice President and Cashier of Bank of Mecklenburg from 1988 to 1994. Formerly employed as Vice President & Cashier, Darlington County Bank, Darlington, South Carolina, since 1985; prior to 1985, Assistant Cashier and Operations Supervisor, South Carolina National Bank and First National Bank of South Carolina, Darlington, South Carolina.


Frank W. Ix                   45            Senior Vice President
                                            Senior Loan Officer

Principal business experience:
Senior Vice President of Bank of Mecklenburg since 1989. Formerly employed as Vice President of Wachovia Bank & Trust Co., N.A., Charlotte, North Carolina, since 1976.


Gregory Lee Gibson          39       Senior Vice President/Investment Officer

Principal business experience:

Investment officer of Bank of Mecklenburg since 1994. Formerly employed as Sr. Vice President of Rock Hill National Bank (RHNB Corp), Rock Hill, South Carolina, since 1985.

All officers of the Bank are elected for one year terms by the Board of Directors, effective the first Board meeting following the annual shareholders meeting.

ITEM 10:  MANAGEMENT REMUNERATION AND TRANSACTIONS
Refer to Exhibit 7(II), Notice of Annual Meeting of Shareholders, pages 9, 10,11
- Incorporated herein by reference.

PART IV
ITEM 11:  EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND
REPORTS ON FORM F-3
A.  Contents
         (1)      Financial Statements:

                  Independent Auditors Report - Incorporated by reference to Annual Report to Shareholders for the year ended December 31, 1996, page 2.

                  Consolidated Balance Sheets as of December 31, 1996, and December 31, 1995 - Incorporated by reference to Annual Report to Shareholders for the year ended December 31, 1996, page 3.


                  Consolidated Statements of Income for the years ended December 31, 1996, December 31, 1995, and December 31, 1994 -
                  Incorporated by reference to Annual Report to Shareholders for the year ended December 31, 1996, page 4.


                  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1996, December 31, 1995, and December 31, 1994 - Incorporated by reference to Annual Report to Shareholders for the year ended December 31, 1996, page 5.


                  Consolidated Statements of Cash Flows for the years ended December 31, 1996, December 31, 1995, and December 31, 1994 - Incorporated by reference to Annual Report to Shareholders for the year ended December 31, 1996, page 6.

                  Notes to Consolidated Financial Statements - Incorporated by reference to Annual Report to Shareholders for the years ended December 31, 1996, December 31, 1995, and December 31, 1994, pages 7 - 23.

Additional financial statement schedules furnished pursuant to the requirements of Form F-2:

       (2)    I.  U.S. Treasury Securities, Obligations of other U.S. Government
                  Agencies, and Corporations, Obligations of States and Political
                  Subdivisions, and other Bonds, Notes and Debentures: Refer to
                  Annual Report to Shareholders for the year ended December 31, 1996, pages 11, 12, 13 Incorporated herein by reference.


             II.  Loans to Officers, Directors, Principal Security Holders, and any Associates of the Foregoing
                  Persons:  Refer to Annual Report to Shareholders for the year ended December 31, 1996, page 14
                  - Incorporated herein by reference.


            III.  Loans:  Refer to Annual Report to Shareholders for the year ended December 31, 1996, pages 13,
                  36, 37 - Incorporated herein by reference.


            IV.   Bank Premises and Equipment:  Refer to Annual Report to Shareholders for the year ended
                  December 31, 1996, page 14, - Incorporated herein by reference.


             V.   Allowance for Possible Loan Losses:  Refer to Annual Report to Shareholders for the year ended
                  December 31, 1996, pages 13, 33, 34 - Incorporated herein by reference.


Schedules not listed are omitted because of the absence of conditions under which they are required or because the information required thereby is included in the financial statements or notes thereto.


B.  Reports on form F-3
         No reports on Form F-3 have been filed during the last quarter of the period covered by this report.

C.  Exhibits
         (1)      Articles of Incorporation (as amended April 18,1995):
                  No amendments have been made.

         (2)      Bylaws:
                  No amendments have been made to Bylaws.

         (3) Instruments defining the rights of Security Holders Including Indentures:
                  None

         (4)      Material Contracts:
                  None

         (5)      Statements Re Computation of Per share Earnings:
                  None


         (6)      Statements of Recomputation of Ratios:
                  None

         (7) I. Annual Report to Shareholders for the year ended December 31, 1996.

             II. Notice of Annual Meeting of Shareholders and Proxy Statement to be held April 22, 1997.

         (8)      Letters Re Change in Accounting Principles:
                  No change in accounting principles.

         (9)      Previously unfiled documents:
                  None

         (10)     Subsidiaries of the Bank:
                  (a) Mecklenburg Financial Services, Inc.
                      wholly owned subsidiary, incorporated-
                      North Carolina, March 7, 1994

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized.
                               BANK OF MECKLENBURG
                                    Charlotte, North Carolina

Date:                          By:_____________________
                                    John H. Ketner, Jr.
                                    President & Chief Executive Officer


Date:                          By:____________________
                                   Jean R. Galloway
                                   Vice President
                                   Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

AS DIRECTORS:

By:                                         DATE:
         Helen C. Adams

By:                                         DATE:
         H. Perrin Anderson

By:                                         DATE:
         Cy N. Bahakel

By:                                         DATE:
         Carl G. Belk

By:                                         DATE:
         William E. Bryant, Jr.

By:                                         DATE:
         Claude T. Davis, Sr.

By:                                         DATE:
         Aubrey J. Elam

By:                                         DATE:
         Dee-Dee W. Harris

By:                                         DATE:
         John H. Ketner, Jr.

By:                                         DATE:
         John T. Roper

By:                                         DATE:
         Paul J. Simon

By:                                         DATE:
         Allan W. Singer

                                  EXHIBIT 7(I)

                       BANK OF MECKLENBURG AND SUBSIDIARY

SELECTED FINANCIAL DATA
(dollars in thousands, except per share data)

The selected financial data presented below for the years ended December 31, 1996, 1995, 1994, 1993, and 1992 have been derived from the audited financial statements of the Bank. The selected financial data should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Annual Report.



Period-end Balances

December 31, 1996, 1995, 1994, 1993 and 1992
(dollars in thousands)



                                                      1996             1995         1994             1993         1992
                                                     -------         -------       -------        ---------      -------
Cash and due from banks                              $ 5,564         $ 4,578       $ 3,623        $   4,264      $ 2,173
     (noninterest bearing)
Due from banks                                           545             879         1,004             -            -
     (interest bearing)                                                                145
Federal funds sold                                     1,000           5,095        53,029            5,450        1,825
Available-for-sale securities                        136,490          84,595        10,528             -            -
Investment securities                                  1,000          13,167         1,289           39,892       32,244
FHLB stock                                             3,934           4,024        59,162              281         -
Loans                                                113,856          80,823          (900)          55,197       48,043
Allowance for loan losses                             (1,175)           (973)       58,262             (857)        (774)
                                                     -------         -------       -------        ---------      -------
Net loans                                            112,681          79,850         5,788           54,340       47,269
                                                     -------         -------       -------        ---------      -------
Premises and equipment                                 6,245           5,600         1,877            5,844        5,720
Other assets                                           2,830           2,443                            698          654
                                                     -------         -------       -------        ---------      -------

Total assets                                       $ 270,289       $ 200,231     $ 135,545         $110,769     $ 89,885
                                                     =======         =======       =======        =========      =======

Noninterest bearing deposits                          14,110          11,855        11,341            9,984        9,124
Interest bearing deposits                            163,878         118,433        89,771           80,747       61,912
                                                     -------         -------       -------        ---------      -------
Total deposits                                       177,988         130,288       101,112           90,731       71,036
FHLB advance                                          48,000          40,000        10,000            -            -
Other borrowed funds                                  23,018          10,292         8,741            4,104        3,710
Other liabilities                                      2,443           2,188         1,111              878          763
                                                     -------         -------       -------        ---------      -------
Total liabilities                                    251,449         182,768       120,964           95,713       75,509
                                                     -------         -------       -------        ---------      -------

Shareholders' equity                                  18,840          17,463        14,581           15,056       14,376
                                                     -------         -------       -------        ---------      -------

Total liabilities and
  shareholders' equity                               $270,289       $ 200,231    $ 135,545          $110,769      $ 89,885
                                                     =======         =======       =======        =========      =======

                       BANK OF MECKLENBURG AND SUBSIDIARY

Average Balances
(dollars in thousands)


Presented below are average balances for the years ended December 31, 1996, 1995, 1994, 1993, and 1992.




                                                  1996         1995          1994            1993         1992
                                                --------     --------    -----------      ---------     --------
Cash and due from banks                         $  6,729      $ 4,243    $    3,395       $   2,548      $ 1,988
Federal funds sold                                 1,341          950         2,100           2,012        2,467
Available-for-sale securities                    133,702       65,543        42,962            -            -
Investment securities                              4,105       11,243         8,083          34,423       22,309
FHLB stock                                         3,902        1,817         1,065             208         -
Loans                                             92,557       67,819        56,598          49,728       45,583
Allowance for loan losses                         (1,084)        (930)         (881)           (818)        (734)
                                                --------     --------    -----------      ---------     --------
Net loans                                         91,473       66,889        55,717          48,910       44,849
                                                --------     --------    -----------      ---------     --------
Premises and equipment                             5,935        5,714         5,853           5,920        5,819
assets                                             1,882        1,665           929             689          610
                                                --------     --------    -----------      ---------     --------
Other assets
                                               $ 249,069    $ 158,064      $120,104        $ 94,710     $ 78,042
                                                ========    =========    ===========      =========     ========
Total assets

Deposits
  Noninterest bearing deposits                    11,806        9,684         9,354           7,216        4,949
  Interest bearing deposits                       51,495       35,425        26,187          19,954       16,738
  Savings                                          1,545        1,526         1,712           1,629        1,809
  Time, $100,000 or more                          41,000       21,656        15,056          12,883       11,797
  Other time deposits                             60,634       45,973        38,385          33,094       22,935
                                                --------     --------    -----------      ---------     --------
Total deposits                                   166,480      114,264        90,694          74,776       58,228
FHLB advance                                      40,759       17,288         7,781           -             -
Other borrowed funds                              22,056        8,951         6,059           4,324        4,916
Other liabilities                                  2,233        1,453           768             928          750
                                                --------     --------    -----------      ---------     --------
Total liabilities                                231,528      141,956       105,302          80,028       63,894
                                                --------     --------    -----------      ---------     --------

Shareholders' equity                              17,541       16,108        14,802          14,682       14,148
                                                --------     --------    -----------      ---------     --------

Total liabilities and
  shareholders' equity                          $249,069    $ 158,064      $120,104        $ 94,710     $ 78,042
                                                ========    =========    ===========      =========     ========

                                       25

                       BANK OF MECKLENBURG AND SUBSIDIARY

Results of Operations
(dollars in thousands except per share)

Presented below are results of operations for the years ended December 31, 1996, 1995, 1994, 1993, and 1992.



                                                    1996              1995           1994          1993              1992
                                                 --------           ---------      --------     ---------          --------
Interest and dividend income(1)                  $ 17,093           $ 11,484        $ 7,562      $  5,785          $ 5,175
Interest expense                                   11,712              7,129          3,752         2,591            2,585
                                                 --------           ---------      --------     ---------          --------
  Net interest income                               5,381              4,355          3,810         3,194            2,590
Provision for loan losses                            (230)               (95)          ( 49)         (125)            (215)
Other income                                        1,408                379             98           160               91
Other expense                                      (3,552)            (2,883)        (2,404)       (2,261)          (2,076)
                                                 --------           ---------      --------     ---------          --------
Income before
  income taxes, cumulative
  effect of change in accounting
  principle, and extraordinary
  item                                              3,007              1,756          1,455           968              390
Income tax expense                                 (1,088)              (500)          (453)         (364)            (179)
                                                 --------           ---------      --------     ---------          --------
Income before cumulative
  effect of change in accounting
  principle and extraordinary
  item                                              1,919              1,256          1,002           604              211
Cumulative effect of change
  in accounting principle                            -                  -                -             76              -
Reduction of income taxes
  arising from carryforward of
  prior years operating losses                       -                  -                -             -               133
                                                 --------           ---------      --------     ---------          -------
Net income                                        $ 1,919            $ 1,256      $   1,002     $     680          $   344
                                                 ========           =========      ========     =========          =======

(1) Includes fee income on loans

Per Share(1)

Net income per share is based on 2,118,445 average shares outstanding in 1996, 2,116,849 average shares outstanding in 1995, 2,078,500 average shares outstanding in 1994 and 2,063,510 average shares outstanding for all other periods presented.



                                           1996             1995         1994           1993           1992
                                        ----------      -----------   ----------    ----------      ----------
Income before
  cumulative effect of change
  in accounting principle and
  extraordinary item                    $      .91       $      .59   $      .48     $     .29      $     .10

Net income                              $      .91       $      .59   $      .48     $     .33      $     .17

Cash dividends                          $      .12       $      .12          .10             -              -

(1) Adjusted for 5 for 4 stock split to shareholders of record on May 16, 1995 and on May 11, 1993.

                       BANK OF MECKLENBURG AND SUBSIDIARY

Shareholders' Equity
(dollars in thousands except per share)



                                   1996           1995          1994          1993           1992
                                 --------       --------      --------     ----------     ----------
At year end (2)                  $18,933        $ 17,268      $ 16,241     $  15,056       $ 14,376
Average shareholders'
  equity (3)                      17,896          16,600        15,526        14,682         14,148

Book value per share (1)
  At year end (2)                   8.94            8.15          7.68          7.30           6.97
  Average book value (3)            8.45            7.84          7.47          7.12           6.86

(1) Adjusted for 5 for 4 stock split to shareholders of record on May 16,1995 and on May 11, 1993.
(2) Excludes net unrealized gains or losses on available-for-sale securities at December 31, 1996, 1995 and 1994.
(3) Excludes average 1996, 1995 and 1994 net unrealized gains or losses on available-for-sale securities.


Selected Financial Data - continued

Key Financial Ratios



                                      1996            1995        1994       1993        1992
                                    --------         -------     -------    -------
Return on average assets                .77%            .79%        .83%       .72%       .44%
Return on average equity (1)          10.73%           7.57%       6.45%      4.63%       2.43%
Net interest margin                    2.28%           2.93%       3.39%      3.70%       3.68%
Average shareholders'
  equity/average assets (1)            7.19%          10.50%      12.93%     15.50%      18.13%
Equity/total assets at
  year end (1)                         7.01%           8.62%      11.98%     13.59%      15.99%


(1) average equity and equity excludes net unrealized gain or loss on available-for-sale securities.




Market for Common Stock and Dividends

The Banks common stock has been listed locally as an interdealer stock since 1993 when the Bank reached an agreement with the securities firm of Legg Mason Wood Walker, Inc. to become the outside market maker in the Bank's common stock. Market value per share at December 31, 1996 was $13.00 compared to $11.00 at December 31, 1995 and adjusted market values of $8.40 at December 31, 1994 and $7.70 at December 31, 1993.

The Bank authorized 3,000,000 shares of common stock in 1988 and prior to opening on July 12, 1989, issued 1,320,687 shares. During 1993, the Board of Directors declared a 5 for 4 stock split and 330,121 additional shares were distributed, bringing the Bank's outstanding shares to 1,650,808. During 1994, all outstanding options under the Bank's non-qualified stock option plan were exercised or forfeited, with 41,414 shares being issued and no options remaining available for future grants. The Bank's outstanding shares at December 31, 1994 totaled 1,692,222. During 1995, the Board again declared a 5 for 4 stock split with 422,632 shares issued. 3,591 shares were also issued under the Bank's qualified stock option plan. Also during 1995, the Bank increased its shares authorized from 3 million to 10 million and reduced the stated par value of its common stock from $5 per share to $2 per share. Total shares outstanding at December 31, 1995 and 1996 were 2,118,445.

As of December 31, 1996, there were approximately 1,115 shareholders of record of the Bank's common stock.

The Bank paid and/or declared cash dividends totaling approximately $254,000 during 1996 and 1995 and $201,000 during 1994 to its shareholders. There were no cash dividends declared or paid for the years ended December 31, 1993 or 1992. The holders of the Bank's common stock are entitled to share equally in dividends declared by the Board of Directors. Dividends are payable only from the retained earnings of the Bank.

                       BANK OF MECKLENBURG AND SUBSIDIARY




MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITIONS

The following discussion and analysis should be read in conjunction with the financial statements and notes included elsewhere in this report.


Introduction

Bank of Mecklenburg (the Bank) transacts general commercial banking business (with the exception of trust services) through its three offices in Charlotte (Mecklenburg County), North Carolina. The Bank's main office is located at 2000 Randolph Road, Charlotte, and its branch offices are located at 6816 Morrison Boulevard and 1000 East Boulevard, Charlotte. The Bank offers a full range of loan and deposit products, including commercial and consumer loans, personal and commercial checking, savings and time deposits, money market accounts, funds transfer, and safe deposit facilities. In addition to traditional loan and deposit products, the Bank provides automated teller machine (ATM) access at its own machine and through network machines in the United States and at various foreign locations. The Bank also provides credit card services and Visa(R) debit/POS (point of sale) cards.

The Bank continues to seek additional services and products to benefit our customers and explore methods of delivering financial products to our customers.

During 1995, the Bank executed an agreement with Essex Savings Bank FSB to purchase their Charlotte branch office and its deposits. This transaction received regulatory approval and was finalized March 15, 1996. This acquisition strengthens our retail banking system and serves as an additional outlet for our products and services.

The Bank has a continuing commitment to meet its customers' financial needs with unique and beneficial packages of financial services.

                       BANK OF MECKLENBURG AND SUBSIDIARY

During 1994, the Bank formed Mecklenburg Financial Services, Inc., a wholly owned subsidiary of the Bank. Mecklenburg Financial Services has executed agreements with third party vendors to provide non-deposit investment products, including an agreement with Bankers Financial Partners, Inc. and Legg Mason Financial Service Inc. to offer securities and insurance products to our customers and the public. The Bank continues to look for other services to enhance customer relations and provide services desired by our customers.

The Bank's leveraged investment program, begun in 1995, was implemented to more effectively utilize the Bank's capital and increase gross earnings. Over the course of 1995, a plan was developed to secure wholesale short term borrowings to be invested (primarily in long term marketable mortgage securities). During 1996, these securities were funded with variable rate Federal Home Loan Bank advances and other wholesale borrowings with interest rate risk managed through the use of interest rate caps, floors, and swaps. Because the investment portfolio constituted the largest component of interest earning assets during 1995 and 1996 and due to the complexity of the program, the Bank secured the services of an outside advisor to assist in managing the program and quantifying and managing the Bank's interest rate risk. During 1996, the Bank further developed and integrated the leveraged investment program initiated in the later part of 1995. The design of this program is to add additional leverage to the Bank's balance sheet in a low risk manner so as to more efficiently employ the Bank's capital and increase overall earnings. Moreover, the interest rate risk management strategies employed for this program were applied to the entire Bank in 1996. Periodic market valuations of the Bank's balance sheet and off balance sheet positions were secured during 1996 to measure the effectiveness of the interest rate risk management strategies. The Liquidity and Interest
Rate Sensitivity and Securities sections provides information concerning the program and the off-balance sheet interest rate products the Bank utilizes to manage interest rate risk associated with these assets.


Competition

Commercial banking in the Bank's market area is highly competitive. The Bank competes in its service area with other commercial banks and various other financial institutions which engage in similar activities. The Bank competes for deposits with other commercial banks, savings and loan associations, credit unions, and issuers of securities such as money market funds. In originating loans, the Bank competes with other commercial banks, savings and loan associations, credit unions, and various other lenders.


Supervision and Regulation

The Bank operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Results of Operations

The following discussion relates to the results of operations for the years ended December 31, 1996, 1995, and 1994.


General

The Bank had net income for the year ended December 31, 1996 of $1,919,000 or $.91 per share compared to $1,256,000 or $.59 per share for the year ended December 31, 1995, and $1,002,000 or $.48 per share for the year ended December 31, 1994.

The improvement in earnings in 1996 over prior periods resulted primarily from the Bank's successful efforts to increase average earning assets and net interest income over previous periods.

Management anticipates that by continuing to increase average earning assets, maintaining asset quality and controlling operating expenses, the Bank will be able to further improve net income in 1997. However, results of operations could be negatively impacted by a decline in economic conditions or if interest rate changes have a negative effect on the Bank's net interest margin.


Net Interest Income

Net interest income, the principal source of the Bank's earnings, is the amount of income generated by earning assets (primarily loans and securities) less the interest expense incurred on interest bearing liabilities (primarily deposits and borrowed funds). The volume, rate, and mix of both earning assets and interest bearing liabilities determine net interest income.

Interest income is the major source of the Bank's earnings, although securities gains became a more significant component during 1996. Loan and securities income were the major components of interest income in 1996. Interest income totaled $17,093,000 for the year ended December 31, 1996, $11,484,000 for the year ended December 31, 1995 and $7,562,000 for the year ended December 31, 1994.

These increases in interest income, including FHLB dividend income, were largely due to higher volumes of average interest earning assets. Average investments, the largest component of interest earning assets in 1996 and 1995, totaled $141,709,000 and $79,348,000, respectively. Average loans, which represented the second largest component of interest earning assets in 1996 and 1995, totaled $92,557,000 and 67,819,000, respectively.

The Bank's average yield on earning assets during 1996 was 7.19%, a decrease of
 .53% over 1995's average yield of 7.72% and an increase of .46% over 1994's average yield of 6.73%. The decline in 1996's average yield over 1995's was attributable to the change in the mix of earning assets and lower average rates earned on earning assets. Average loans, with higher interest rates than invested funds (securities, interest bearing balances, federal funds sold, and FHLB stock), while comprising 45.57% of earning assets during 1995 decreased to 38.91% of average earning assets during 1996. At the same time the average rate earned on loans decreased by .27% and the average rate earned on invested funds decreased by .37%.

                       BANK OF MECKLENBURG AND SUBSIDIARY

Total interest expense for 1996 was $11,834,000, compared to $7,129,000 in 1995, and $3,752,000 in 1994, an increase of $4,705,000 over 1995 and $8,082,000 over
1994. This increase in interest expense was primarily attributable to an increase in average interest bearing liabilities of $86,670,000. Average interest bearing deposits grew by $50,094,000 in 1996 and other borrowed funds (primarily FHLB advances) grew by $36,576,000.

Although the Bank increased its net interest income by $1,027,000 in 1996, its net interest margin (net interest income divided by average earning assets) decreased from 2.93% in 1995 to 2.21% in 1996.

Net interest income was adversely affected in 1996 by a decrease in the Bank's net interest spread (the difference in the weighted average yield on average earning assets and the weighted average rate on average interest bearing liabilities). Net interest spread for 1996, 1995 and 1994 was 1.75%, 2.27% and 2.79%, respectively.

It is anticipated that continued growth in the Bank's investment portfolios, including the Bank's leveraged investment portfolio (securities funded with wholesale borrowings) and the use of off-balance sheet transactions to manage interest rate sensitivity will have some negative impact on the Bank's net interest margin and spread during 1997. Although net interest margin and spread are not management's primary focus, it is management's ongoing objective to improve net interest income while maintaining asset quality.

For more information on the Bank's use of securities and off-balance sheet transactions to manage interest rate sensitivity, refer to the Liquidity and Interest Rate Sensitivity section.



Net Interest Income Summary

The following table reflects the components of net interest income, setting forth for the years ended December 31, 1996, 1995 and 1994 average earning assets and interest bearing liabilities; interest income earned on earning assets and interest expense paid on interest bearing liabilities; average rates earned on earning assets and average rates paid on interest bearing liabilities; the Bank's net interest spread (the difference between the average rate earned on interest earning assets and the average rate paid on interest bearing liabilities) and the net interest margin (net interest income divided by average earning assets).

                       BANK OF MECKLENBURG AND SUBSIDIARY



Net Interest Income Summary
(dollars in thousands)


                                                  1996                                            1995



                                                            Interest                                       Interest
                                      Average                Income/       Avg.      Average                Income/        Avg.
                                      Balance       %        Expense      Rate       Balance        %       Expense       Rate
                                      -------     ------    --------      -----      -------      ------   --------       -----
Loans (1)                             $92,557     38.91%     $ 8,454      9.13%      $67,819      45.57%    $ 6,372       9.40%
Interest bearing
   deposits                             2,248       .95          133      5.93           701        .47          40       5.74
Available-for-sale
   securities (2)                     133,702     56.21        7,947      5.94        66,288      44.54       4,329       6.53
Investment securities                   4,105      1.73          205      5.00        11,243       7.56         558       4.96
FHLB stock                              3,902      1.64          280      7.19         1,817       1.22         132       7.25
Federal funds sold                      1,341       .56           74      5.51           950        .64          53       5.60
                                     --------    -------    --------                --------     -------   --------
Total earning assets                 $237,855    100.00%     $17,093      7.19%     $148,818     100.00%    $11,484       7.72%
                                     ========    =======    ========      =====     ========     =======   ========       =====

Interest bearing
  Deposits
  Demand deposits (3)                  $51,495    23.68%     $ 2,306      4.48%      $35,425     27.08%     $ 1,657       4.68%
  Savings                                1,545      .71           54      3.46         1,526      1.17           49       3.22
  Time deposits
    100,000 or more                     41,000    18.85        2,244      5.47        21,458     16.40        1,254       5.85
  Other time
    deposits                            60,634    27.88        3,635      6.00        46,171     35.29        2,663       5.77
                                     ---------   -------    --------                --------   -------      -------
Total deposits                         154,674    71.12        8,239                $104,580     79.94        5,623       5.38
FHLB advances                           40,759    18.74        2,253      5.53        17,288     13.22        1,046       6.05
Other borrowed
  funds                                 22,056    10.14        1,220      5.53         8,951      6.84          460       5.14
                                     ---------   -------    --------                --------   --------     -------
Total interest
  bearing liabilities                 $217,489   100.00%     $11,712      5.39%     $130,819    100.00%     $ 7,129       5.45%
                                     =========   =======    ========      =====     ========   ========     =======       =====
Net interest income/
  spread (4)                                                 $ 5,381      1.75%                             $ 4,355       2.27%
                                                            --------      -----                             -------       -----
Net interest margin                                                       2.26%                                           2.93%
                                                                          -----                                           -----

(1)  Interest income on loans includes loan fee income.
(2)  Excludes average unrealized gain (loss) on available-for-sale securities.
(3)  Includes Money Market accounts.
(4) The interest rate spread is the interest earning assets rate less the interest bearing liabilities rate.

                       BANK OF MECKLENBURG AND SUBSIDIARY



                                                        1994


                                                                      Interest
                                       Average                         Income/        Avg.
                                       Balance             %           Expense       Rate
                                      ---------        -------        --------      -----
Gross loans(1)                          $56,598         50.40%        $ 4,632        8.18%
Investment bearing
  deposits                                  437           .39              21        4.81
Available-for-sale
  securities(2)                          44,004         39.19           2,360        5.36
Investment securities                     8,083          7.20             388        4.80
FHLB stock                                1,065           .95              68        6.38
Federal funds sold                        2,100          1.87              93        4.43
                                      ---------        -------        --------
Total earning assets                   $112,287        100.00%        $ 7,562        6.73%
                                      =========        =======        ========      =====

Interest bearing
deposits
  Demand deposits(3)                    $26,187         27.51%        $   844        3.22%
  Savings                                 1,712          1.80              40        2.34
  Time deposits,
    $100,000 or more                     15,056         15.82             666        4.42
  Other time
    deposits                             38,385         40.33           1,628        4.24
                                      ---------        -------        --------
Total deposits                          $81,340         85.46           3,178        3.91
FHLB advance                              7,781          8.17             352        4.52
Other borrowed funds                      6,059          6.37             222        3.66
                                      ---------        -------        --------
Total interest
  bearing liabilities                   $95,180        100.00%        $ 3,752        3.94%
                                      =========        =======        ========      ======
Net interest income/
  spread (4)                                                          $ 3,810        2.79%
                                                                      --------      ------
Net interest margin                                                                  3.39%
                                                                                    ------


(1) Interest income on loans includes loan fee income.
(2) Excludes average unrealized loss on available-for-sale securities.
(3) Includes Money Market accounts.
(4) The interest rate spread is the interest earning assets rate less the interest bearing liabilities rate.





TABLE 2

Net Interest Income Changes due to Volume and Rate
 (dollars in thousands)

                                                        Increase
                                                       (Decrease)
                                                   1996      vs          1995

                                          Total          Due to          Due to
                                         Change          Volume           Rate

Interest Income
  Loans                                      $2,082        $2,292        $ (210)
  Securities                                  3,265         3,683          (418)
  Federal Funds sold                             21            22            (1)
  Other                                         241           246            (5)
                                          ---------      ---------     --------
Total Interest income                         5,609         6,243          (634)
                                          ---------      ---------     --------
Interest Expense
  Deposits:
   Demand                                       658           737           (79)
   Savings                                        5             1             4
   Time $100,000
    or more                                   1,103         1,133           (30)
   Other time deposits                          972           851           121
FHLB Advance and
  other borrowed
   funds                                      1,967         2,061           (94)
                                          ---------      ---------     --------
Total interest expense                        4,705         4,783           (78)
                                          ---------      ---------     --------
Net interest income                          $  904        $1,460        $ (556)
                                          ---------      ---------     --------

                        Sheet 1 (2)
Net Interest Income Changes due to Volume and Rate-continued
 (dollars in thousands)




                                    Increase
                                   (Decrease)
                            1995         vs     1994

                         Total       Due to     Due to
                        Change       Volume     Rate

Interest Income
  Loans                  $ 1,740    $   993    $   747
  Securities               2,001      1,383        618
  Federal Funds sold         (40)       (60)        20
  Other                      221        207         14
                          -------   --------   --------
Total Interest income      3,922      2,523      1,399
                          -------   --------   --------
Interest Expense
  Deposits:
   Demand                    813        356        457
   Savings                     9         (4)        13
   Time $100,000
    or more                  589        335        254
   Other time deposits     1,034        371        663
FHLB Advance and
  other borrowed
   funds                     932        673        259
                          -------   --------   --------
Total interest expense     3,377      1,731      1,646
                          -------   --------   --------
Net interest income      $   545    $   792    $  (247)
                          -------   --------   --------

                          Page 1



Provision for Loan Losses

The provision for loan losses represents the charge to earnings needed to maintain the allowance for possible loan losses at a level deemed adequate.

The provision for loan losses is determined by factors such as growth in the loan portfolio, management's evaluation of current economic conditions and their effect on the loan portfolio, and a continuing evaluation of the loan portfolio. On an ongoing basis, management evaluates the relative quality of each loan and assigns a corresponding loan risk rating.

                       BANK OF MECKLENBURG AND SUBSIDIARY

The loan portfolio is periodically reviewed to determine whether any changes in loan grades are necessary. This loan risk grading system assists management in determining the overall risk in the loan portfolio and factors into the estimation of the appropriate level of the allowance for loan losses.

At December 31, 1996, the Bank's allowance for loan losses totaled $1,175,000 (1.03% of total loans) compared to $973,000 (1.20% of total loans) at December 31, 1995, and $900,000 (1.52% of total loans) at December 31, 1994. The provision for loan losses in 1996 was $230,000, compared to $95,000 in 1995 and $49,000 in 1994. The provision for loan losses is based upon management's judgement as to the adequacy of the allowance to absorb future losses. Net charge-offs were $28,000 or .02% of average loans in 1996, $22,000 or .03% of average loans in 1995 and $6,000 or .01% of average loans in 1994.

The following is a summary of the changes in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994.


Allowance for Loan Losses
(dollars in thousands)                         December 31,



                                  1996           1995           1994
                                --------       --------      ---------
Beginning balance               $   973        $   900       $    857
Provision for loan losses           230             95             49
Charge offs:
  Commercial                         -             (37)           ( 6)
  Real estate                       (29)             -             -
  Consumer                            -              -            ( 1)
                                --------       --------      ---------
Total charge offs                   (29)           (37)           ( 7)
                                --------       --------      ---------
Recoveries:
  Commercial                           1            15              1
  Real estate                          -             -              -
  Consumer                             -             -              -
                                --------       --------      ---------
Total recoveries                       1            15              1
                                --------       --------      ---------
Net charge offs                     (28)           (22)           ( 6)
                                --------       --------      ---------
Ending balance                   $ 1,175        $   973      $     900
                                --------       --------      ---------

                       BANK OF MECKLENBURG AND SUBSIDIARY



Nonperforming Assets

There were no nonperforming assets (nonaccrual loans and accruing loans past due 90 days or more) at December 31, 1996 or December 31, 1995. Nonperforming assets totaled $195,669 or .33% of total loans at December 31, 1994. Loans are placed on nonaccrual status when payments of interest and/or principal have remained delinquent for a period of over 90 days and/or when management's evaluation indicates probable default prior to the 90 day delinquency period unless the loan is both well secured and in the process of collection.

The following table provides an analysis of nonperforming assets as of December 31, 1996, 1995, and 1994.


Analysis of Nonperforming Assets
(dollars in thousands)

                                      1996             1995           1994
                                   ---------        ---------      ---------
Nonaccrual loans                   $     -          $    -         $     196
Accruing loans past due
  90 days or more                        -               -                 -
                                   ---------        ---------      ---------
Total                              $     -          $    -         $     196
                                   =========        =========      =========

Total nonperforming assets as
  a percentage of total loans            - %              - %            .33%
                                   ---------        ---------      ---------



There was no interest income that would have been recorded on nonaccrual loans had they performed in accordance with their original terms for the year ended December 31, 1996 or 1995. Interest income that would have been recorded in 1994 totaled $22,300.

The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. The adequacy of the allowance is based on management's continuing evaluation of the loan portfolio through an internal loan review process. Current economic conditions, past loan loss experience, underlying collateral securing loans, off balance sheet commitments and such other factors that deserve recognition in estimating potential loan losses are considered in the review process. Management realizes that economic conditions affect loan losses and no assurances can be made that further evaluation of the loan portfolio based on prevailing conditions may not require additions to the allowance. Management does, however, consider the allowance for loan losses to be adequate based on evaluation and analysis of the loan portfolio.

Management will continue to maintain conservative underwriting standards and a diversified portfolio and monitor economic conditions. In the event that economic or other conditions change, management will assess the impact on the allowance for loan losses and will make appropriate adjustments if necessary. Various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on information available to them at the time of their examination.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Other Operating Income

The Bank's noninterest income for 1996 included service charge and fee income on deposit accounts and other miscellaneous income of $224,000,compared to $183,000 in 1995 and $165,000 in 1994. This increase in 1996 is primarily attributable to increased miscellaneous fee income, primarily mortgage preparation fees. The Bank plans to continue to explore other sources of miscellaneous noninterest income in the future.

During 1996, noninterest income was also impacted by a net securities gain of $21,000 from the sale of available-for-sale securities and a net securities loss of $70,000 from the sale of held-to-maturity securities. Also included in securities gains for 1996 was a net gain of $1,207,000 relating to the Bank's off-balance sheet derivative products, in conjunction with the Bank's investment portfolio and leveraged investment program. The Bank recognized gains of $337,000 from sales and $870,000 net mark to market gains on interest rate caps, floors and swaps upon the disposition of the related assets. The Bank also recognized gains of $25,000 during 1996 from the sale of previously purchased SBA loans. In comparison, in 1995 the Bank recognized net gains of $197,000 from the sale of available-for-sale securities and other investment products, and in 1994, the Bank recognized net losses of $67,000 from the sale of available-for-sale securities.


Other Operating Expense

Noninterest expenses for the year ended December 31, 1996 totaled $3,552,000 compared to $2,882,000 in 1995, and $2,404,000 in 1994. The most significant portions of noninterest expense for all years since 1993 were salaries and benefits expense, professional fees and occupancy expense.

Noninterest expense to total average assets was 1.38% in 1996 compared to 1.82% in 1995, and 2.00% in 1994. The Bank strives to manage noninterest expense as effectively as possible and recognizes that these expenses should be evaluated in relationship to the value generated.

The Bank continues to seek ways to improve long-term shareholder value through growth, the use of available technologies and through operating efficiencies. It is expected that operating expenses will increase during 1997 by the initial implementation of various technologies intended to create operating efficiencies and revenue generation.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Loans

The loan portfolio constituted the Bank's second largest average earning asset. Average loans totaled $92,557,000 in 1996, $67,819,000 in 1995, and $56,598,000
in 1994.

Loans at December 31, 1996, 1995, 1994, 1993, and 1992 are summarized as follows:

Loans
(dollars in thousands)

                     1996       %                1995          %
                  --------   -------           -------      -------
Commercial         $39,167    34.40%           $26,545       32.84%
Real estate         62,577    54.96             39,144       48.43
Home equity          5,233     4.60              5,679        7.03
Consumer             6,335     5.56              8,862       10.97
Other                  544     0.48                593         .77
                  --------   -------           -------      -------
Total loans       $113,856   100.00%           $80,823      100.00%
                  ========   =======           =======      =======


                     1994         %             1993        %          1992         %
                    -------    -------        -------    -------     -------     -------
Commercial          $19,056     32.21%        $20,518     37.17%     $16,563      34.47%
Real estate          27,353     46.23          20,875     37.82       15,270      31.79
Home Equity           4,956      8.38           4,364      7.91        5,794      12.06
Consumer              7,689     13.00           9,350     16.94       10,274      21.39
Other                   108       .18              90       .16          142        .29
                    -------    -------        -------    -------     -------     -------
Total Loans         $59,162    100.00%        $55,197    100.00%     $48,043     100.00%
                    =======    =======        =======    =======     =======     =======


The following table presents an analysis of loan maturities and repricing data at December 31, 1996, 1995, and 1994.

Maturity and Repricing Frequency for Loans
(dollars in thousands)                                  December 31,

                                               1996         1995        1994
                                            ---------     --------   ---------
Fixed rate loans with a remaining
  maturity of:
  Three months or less                        $ 6,233      $ 2,472    $    837
  Over three months through twelve months       3,851        2,062       1,925
  Over one year through five years             36,338       17,412       7,921
  Over five years                               6,213        3,182       2,258
                                            ---------     --------   ---------
  Total fixed rate loans and leases          $ 52,635     $ 25,128    $ 12,941
                                            =========     ========   =========

Floating rate loans with a repricing
  frequency of:
  Quarterly or more frequently               $ 61,221     $ 55,695    $ 46,025
                                            ---------     --------   ---------
  Total floating rate loans and leases       $ 61,221     $ 55,695    $ 46,025
                                            ---------     --------   ---------

Total loans (excluding nonaccrual loans)     $113,856     $ 80,823    $ 58,966
                                            =========     ========   =========

                       BANK OF MECKLENBURG AND SUBSIDIARY



Federal Funds Sold

Federal funds sold at the end of 1996 totaled $1,000,000 compared to $5,095,000 at the end of 1995 and $145,000 at the end of 1994. Average federal funds sold for 1996, 1995 and 1994, respectively were $1,341,000, $950,000 and $2,100,000.


Securities

Of the $137,490,000 total securities at December 31, 1996, $1,000,000 were designated as held-to-maturity investments (investment securities). The Bank's remaining securities held at December 31, 1996 were designated as available-for-sale securities. The securities classified as investment securities are those which the Bank has both the positive intent and ability to hold until maturity and are accounted for at historical cost.

The available-for-sale securities include securities the Bank may sell at some future time because of changes in liquidity needs (to meet future funding requirements), interest rates, mortgage spreads, management of the Bank's interest rate risk or for other reasons. These securities are accounted for at current fair value with changes in fair value recorded, net of tax, as a component of shareholders' equity.

In the fourth quarter of 1995, the Bank began a strategic leveraging program. This program consisted of the funding of purchases of additional securities (included in 1996 and 1995 as a part of the Bank's available-for-sale portfolio) with FHLB advances and other borrowings. The Bank also initiated the use of an analytical methodology for benchmarking the value of various fixed income instruments for all available-for-sale securities, including but not limited to, that portion of the available-for-sale portfolio funded with borrowings. This methodology, known as "option adjusted spread" or "OAS" analysis strives to evaluate the relative value of various market sectors and individual securities by quantifying and pricing options embedded within securities.

This methodology of comparing all available alternatives on an equivalent basis was employed during 1996 to make asset selections. During the first half of 1996, assets within the Bank's AFS portfolio were liquidated and repositioned in accordance with OAS analysis valuations. Additionally, municipal securities, designated as investment securities at December 31, 1995 were liquidated in total so as to redirect these assets into instruments with higher demonstrated value on an OAS basis. Management's objective in the use of this strategy is to identify, purchase and hold assets with wide option adjusted spreads and acquire interest rate swaps and options to reduce the interest rate risk component of these assets to approximately the level of the 91 day U.S. Treasury bill.

As this management strategy evolved during 1996, and as increasing the Bank's leverage was considered in the Bank's 1997 business plan, additional flexibility to more readily employ available assets when market conditions permit was determined to be a priority.

                       BANK OF MECKLENBURG AND SUBSIDIARY

As a result of this strategy and the Bank's 1997 strategic business plan, it has been determined that a group of assets will be segregated into a trading portfolio during the first quarter of 1997. In addition to providing increased flexibility, the establishment of a trading account will enable the use of financial instruments currently not available in the management of the Bank's available-for-sale portfolio. A trading account will also enable a more rigorous management approach for managing assets as market volatility fluctuates. Assets within the trading account and their corresponding hedges will be accounted for at their current value at each future reporting period and changes in their market value will be reflected in the Bank's income statements. Trading activity will introduce market volatility in the Bank's income statements and may result in a somewhat more asymmetric earning trendline.



Available-for-sale securities and Investment Securities

Available-for-sale securities and investment securities held at December 31, 1996, 1995 and 1994 are summarized as follows.

TABLE 6

Available-for-sale Securities
(dollars in thousands)



 December 31, 1996

                                                                        Weighted
                        Amortized         Market   Gross Unrealized     Average
                           Cost           Value    Gain      Loss        Yield


U. S. Government
  obligations due:
   After one year but
    within five years        $  1,029   $  1,009   $   --     $     19      4.87%
U. S. Government agency
  obligations due:
  Within one year                 422        420       --            2      4.80
   After one year but
    within five years             490        496          6       --        6.56
  After ten years               6,551      6,593         42       --        7.50
Mortgage-backed
securities:
GNMA                           53,323     53,735        412       --        6.50
FNMA                           18,645     18,723         78       --        7.02
FHLMC                          51,814     51,599       --          215      7.51
Equity Securities                  64         64       --         --       --
Total Securities              132,338    132,639        538        236      7.00%
End-User derivatives
Swaps                           1,011        643        282        650     --
Caps                            2,399      2,500        152         51     --
Floors                            882        707         39        215     --
Total End-user derivatives      4,292      3,850        473        916     --

Total                         136,630    136,489      1,011      1,152      7.00%

Investment Securities
(dollars in thousands)

 December 31, 1996                                                     Weighted
                          Amortized    Market     Gross Unrealized     Average
                           Cost         Value      Gain      Loss        Yield

North Carolina Education
 Authority Bond
  Due after five years but
   within ten years           1,000    1,000         --      --         5.78

                             $1,000   $1,000       $ --     $--         5.78%

                      Sheet 1 (2)
Available-for-sale Securities and Investment Securities-continued



Available-for-sale Securities
(dollars in thousands)



 December 31, 1995
                                                                      Weighted
                       Amortized     Market    Gross Unrealized        Average
                       Cost           Value    Gain      Loss           Yield


U. S. Government
  obligations due:
   After one year but
    within five years     $ 3,038   $ 3,005   $  --     $    33       4.84%
U. S. Government agency
  obligations due:
   After one year but
    within five years       1,844     1,842      --           3       6.67
Mortgage-backed
securities:
GNMA                       16,931    16,906         1        26       6.44
FNMA                       17,197    17,237        88        47       6.70
FHLMC                      45,289    45,605       350        34       6.79
                          -------    ------       ----     -----    ------
                           84,299    84,595       439       143       6.63%
                          -------   -------       ----   -------   --------
Investment Securities
(dollars in thousands)

 December 31, 1995
                                                                       Weighted
                        Amortized     Market    Gross Unrealized        Average
                           Cost        Value    Gain       Loss          Yield

Municipal bonds due:
  After five years but
   within ten years        5,438     5,557       115          26         4.78%
  After ten years          7,699     7,659        49          90         5.04
                        --------   ------    -------     -------        ------
                         $13,137   $13,216   $   164     $   116         4.93%
                         -------   -------   -------     -------        ------
17

Deposits

At December 31, 1996 total deposits were $177,988,000 compared to $130,288,000 at December 31, 1995, and $101,112,000 at December 31, 1994. These funds were used primarily to fund increases in the loan and available-for-sale securities portfolios. Because deposits are the principal source of funds for continued growth, the Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Total interest bearing demand deposits at December 31, 1996 were $56,537,000 compared to $40,000,000 at December 31, 1995, and $32,961,000 at December 31, 1994. Noninterest bearing demand deposits totaled $14,110,000, $11,855,000 and $11,341,000 at December 31, 1996, 1995, and 1994, respectively. These increases in demand deposits (both interest bearing and noninterest bearing) have resulted from the introduction of various deposit products including the Bank's Money Fund account (an interest bearing account that pays interest based on a money market index which grew from $22,172,000 at December 31,1994 to $31,550,000 at December 31, 1995 and $45,363,000 at December 31, 1996. Contributing to the increase in interest bearing and noninterest bearing demand deposits were the deposits assumed when the Bank purchased its third office (formerly the Charlotte office of Essex Savings Bank) in March, 1996.

In comparison, time deposits of $100,000 or more totaled $43,286,000 or 24.32% of total deposits at December 31, 1996, $30,501,000 or 23.41% of total deposits at December 31, 1995 and $15,097,000 or 14.93% of total deposits at December 31, 1994.

Included in time deposits of $100,000 or more at December 31, 1996 were deposits totaling $4,000,000 to state or political subdivisions in the U.S. which were secured or collateralized as required by state law.

                       BANK OF MECKLENBURG AND SUBSIDIARY

The following table provides maturity information relating to time deposits of $100,000 or more.

Analysis of Time Deposits of $100,000 or More
(dollars in thousands)

                                                   1996       1995       1994
                                                 --------   --------    -------
Remaining maturity of three months or less       $ 16,626   $ 13,065    $ 6,528
Remaining maturity over three through
  twelve months                                    20,712     16,071      7,172
Remaining maturity over twelve months               5,948      1,365      1,397
                                                 --------   --------    -------
Total time deposits of $100,000 or more          $ 43,286   $ 30,501    $15,097
                                                 ========   ========    =======



FHLB Advance and Other Borrowed Funds

During 1994, the Bank secured a FHLB advance totaling $10,000,000 which matures March 23, 1998. Also during 1995, the Bank secured additional FHLB advances of $20,000,000 and $10,000,000. The $10,000,000 FHLB advance repriced monthly and matured April 13, 1996. Upon the maturity of this advance, it was reissued as an increase to the outstanding $20,000,000 advance with the original maturity date of February 13, 1998. All advances adjust quarterly.

Other borrowed funds consists primarily of repurchase agreements. At December 31, 1996, 1995, and 1994, repurchase agreements totaled $22,676,000, $8,745,000, and $8,341,000 respectively. At December 31, 1996, the Bank had other short term borrowings of $342,000 and $8,000,000 (a short term FHLB advance which repriced and was repayable daily. At December 31, 1995 the Bank had federal funds purchased of $1,155,000, and other short term borrowings of $391,000, and at December 31, 1994 other short term borrowings were $400,000.

The FHLB advances and other borrowed funds are used to supplement or as alternatives to other funding sources. The FHLB advances and wholesale borrowings at December 31, 1996 and 1995 were used to fund the leveraged investment program. These alternative funding sources averaged $62,815,000 in 1996, $26,239,000 in 1995 and $13,840,000 in 1994.


Liquidity and Interest Rate Sensitivity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.

The objectives of the Bank's funds management policy are to provide adequate liquidity to meet the needs of depositors and borrowers at all times and meet the basic needs for on-going operations of the Bank, as well as comply with regulatory requirements.

                       BANK OF MECKLENBURG AND SUBSIDIARY

Bank of Mecklenburg manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and short term investments are primary sources of asset liquidity. These funds provide a cushion against fluctuations in cash flows from both deposits and loans. Commercial and individual deposits are the Bank's primary source of funds for credit activities. The Bank also maintains Federal Funds borrowing lines with other depository banks to provide additional sources of funding for short term liquidity needs. The Bank belongs to the Federal Home Loan Bank and uses FHLB borrowings as an alternative to other funding sources. Management believes the Bank's sources of liquidity are adequate to meet operating needs and deposit withdrawal requirements.

Related to liquidity is interest rate sensitivity in that each is affected by maturities of earning assets and funding sources. Interest rate sensitivity is a function of the repricing characteristics of the Bank's portfolio of assets and liabilities - the time frames within which rates on interest bearing assets and liabilities are subject to change, either at replacement, repricing during the life of the instrument or at maturity.

The Bank's results of operations are affected by changes in the interest rate environment because interest earning assets and interest bearing liabilities have various repricings and maturities.

The Bank strives to manage its asset/liability position to maximize net interest income while maintaining a stable deposit base and managing interest rate risk so as to minimize capital flucuations under various interest rate scenarios. Management's principal goal in the management of interest rate sensitivity and interest rate risk is to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe, thereby minimizing the effect of interest rate movements on net interest income and on the net present value of the Bank's equity.

Traditional gap analysis is used to measure the volume of assets and liabilities with repricing opportunities within certain time frames as discussed below. However, Management's primary tool for quantifying and managing interest rate risk and the performance of the Bank's assets and liabilities under various interest rate scenarios is an automated interest rate simulation analysis model. Short term interest rates fluctuated significantly during 1996, however, the Bank's prime lending rate was unchanged during the year. The earnings on variable rate investments and the cost of variable rate liabilities changed materially with interest rate movements throughout the year. However, continued volatility in interest rates is expected in 1997, which will pressure interest margins and will necessitate continued active management of the Bank's assets and liabilities.

A major portion of the loan portfolio is immediately rate sensitive - approximately $61,221,000 or 53.77% of total loans at December 31, 1996, $55,695,000 or 68.90% of total loans at December 31, 1995 and $46,025,000 or
77.79% of total loans at December 31, 1994.

Variable rate securities with repricing of three months or less totaled $15,108,000 at December 31, 1996 and $23,601,000 at December 31, 1995.
Securities with a repricing of annually or more frequently (but less frequently than quarterly) totaled $64,943,000 at December 31, 1996 and $16,337,000 at December 31, 1995. Variable rate securities with a repricing of three months or less at December 31, 1994 totaled $6,624,000. There were no securities with a repricing frequency greater than quarterly at December 31, 1994.

                       BANK OF MECKLENBURG AND SUBSIDIARY

The Bank's funding sources included liabilities with a repricing frequency or remaining maturity of three months or less of approximately $169,500,000 at December 31, 1996, $127,549,000 at December 31, 1995 and $80,353,000 at December
31, 1994.

Available-for-sale securities are a part of the Bank's overall interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity management and other factors. They are accounted for at fair value with changes in fair value recorded, net of tax, as a component of shareholders' equity. Securities purchased are classified at the time of purchase, with the majority of securities purchased in 1996, 1995 and 1994 classified as available-for-sale.

The securities acquired in the Bank's leveraging program, which began in 1995, are included as a portion of the Bank's available-for-sale portfolio. During 1996, the securities acquired in this program were funded by wholesale financing vehicles including FHLB borrowings, repurchase agreements and dollar rolls.

Securities funded by these wholesale borrowings at December 31, 1996 totaled approximately $62 million with interest rate risk managed through the use of off-balance sheet interest rate risk products.

Leverage added to enhance the Bank's return on equity is measured by its primary capital to assets ratio. The Bank's primary capital to assets ratio target was established at seven percent for 1996. By the end of 1997 the Banks's current business plan includes a moderate increase in leverage to a target between 6% and 6.5%. It is anticipated that additional leverage will comprise a portion of the growth, along with traditional deposits, to bring this capital ratio to the established target level.

The Bank uses off-balance sheet derivative instruments to provide a cost-effective way to manage interest rate sensitivity created primarily by the repricing mismatch of the Bank's securities portfolio and its funding sources. Interest rate risk is one of the most significant risks to which financial institutions are exposed. As noted above, to identify, quantify and manage this risk the Bank employs automated simulation modeling to measure and manage the effect of flucuations in interest rates on the value of its assets and liabilities. In addition to the traditional techniques of managing interest rate risk of modifying the duration and mix of assets and liabilities, the Bank uses interest rate risk protection products to reduce risk. Such products are currently limited to interest rate swaps, interest rate caps and interest rate floors. These financial instruments allow the Bank to acquire longer duration assets and liabilities bearing otherwise favorable characteristics and adjust their duration so as to limit the interest rate risk associated with them.

                       BANK OF MECKLENBURG AND SUBSIDIARY

Generally, these instruments consist of a contract between the Bank and a counterparty, generally a money center or super regional bank to exchange payments of fixed or floating amounts based on the market level of interest rates. The Bank has established specific parameters for levels of interest rate risk that management considers acceptable as well as specific policies for the use, monitoring and management of off-balance sheet interest rate protection products. Included in these policies are limits designed to minimize the Bank's exposure to significant fluctuations in interest rates, specify the qualifications required of interest rate contract counterparties and exposure to individual counterparties and specify policies for the performance measurement and oversight of all interest rate protection instruments.

The Bank's rate risk parameters include limits for both changes in net interest income and market price under various interest rate shock simulations. While interest rate shocks of up to four hundred basis points are regularly performed, efforts are focused on managing potential adverse effects of interest rate movements in the up and down one hundred and two hundred basis point range. For shifts in interest rates of one hundred basis points, the Bank's policy specifies acceptable levels of risk to be limited to a reduction in net interest income of five percent and a reduction in the asset value of the Bank's available for sale securities portfolio of one percent. Counterparty risk limitations restrict the Bank from entering into any interest rate protection instrument with a counterparty whose credit rating is less than "A", as rated by Dun and Bradstreet or Moodys. Individual counterparty exposure is then limited to a maximum of forty percent of the Bank's tangible equity. It is the Bank's policy to request collateral as deemed necessary to limit counterparty risk.

At December 31, 1996, the Bank's off-balance sheet derivatives included $50 million in interest rate floors being utilized to protect its variable rate loan portfolio against declining interest rates.

The aggregate notional value of off-balance sheet interest rate protection products used to hedge the Bank's AFS securities portfolio at December 31, 1996 included interest rate swaps of $46 million, interest rate caps of $85 million and interest rate floors of $75 million. All the interest rate protection products utilized by the Bank require the exchange of fixed and floating rate interest payments based on notional dollar amounts.

It should be noted that these notional amounts are not at risk, but are used as a basis on which to calculate the interest payment amounts due between the Bank and its counterparties to these contracts. The interest rate caps and floors utilized are option contracts on which a premium is paid at the inception of the contract. These premiums are amortized over the life of the contract. Any cash flows received from these contracts are recognized in the accounting period in which they are received as adjustments to the yield of the asset or liability. The maximum direct cost of option contracts (interest rate floors and interest rate caps) to the Bank is limited to the option premium. All cash flows from interest rate swaps are accounted for in a like manner, as adjustments to asset yields or liability costs. The Bank expects to continue the prudent application and usage of interest rate risk protection products to manage its balance sheet and interest rate risk.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Capital Resources

Capital to support the Bank's asset base came exclusively from the sale of newly issued shares of common stock in 1988 and interest earned on investments from incorporation in 1988 to July 12, 1989 when the bank opened for commercial operations. Growth in the Bank's capital base since opening has come from the retention of earnings and the exercise of the outstanding options relative to the Bank's non-qualified stock option plan during 1994 and exercise of options under the Bank's qualified stock option plan in 1995.

The Board of Directors declared a stock split during 1993 and again in 1995. A 5 for 4 stock split was declared to shareholders of record on May 11, 1993 and distributed on June 4, 1993. A second 5 for 4 stock split was declared to shareholders of record on April 18, 1995, payable May 16, 1995 The Bank had 2,118,445 shares of its common stock outstanding at December 31, 1995.

During 1994, The Board of Directors declared the Bank's first cash dividends. Cash dividends have been paid on a quarterly basis since that time.

In the banking industry, one measure of capital adequacy is total capital divided by total assets. The Bank's equity to assets ratio stood at 7.01% (excluding the effect of unrealized gains or losses on available-for-sale securities) at December 31, 1996, 8.62% at December 31, 1995, and 11.98% at December 31, 1994. Other important measures of capital are the capital adequacy ratios for regulatory purposes. The capital of Bank of Mecklenburg continues to exceed all current regulatory requirements. The Bank's risk-based capital ratio (qualifying total capital/risk weighted assets) was 14.90% at December 31, 1996. Its tier 1 (core capital/risk weighted assets) ratio was 13.98%.

The Bank is not aware of any events which would materially affect the Bank's liquidity, capital resources or operations. In addition, management is not aware of any recommendations by regulatory authorities which, if they were to be implemented, would have a material impact on the Bank.


Effects of Inflation

The major portions of a bank's assets and liabilities are monetary in nature. As a result of this distinctly different asset and liability structure, a bank's performance may be more significantly influenced by changes in interest rates than by inflation. Although inflation has a lesser influence on a bank's performance, operating expenses may be affected in that personnel expenses, supply costs, and outside services tend to increase during periods of inflation. Also, inflation affects the level of interest rates prevailing at any one time.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Accounting and Regulatory Matters

During 1996, the FDIC ordered a one-time assessment of domestic deposits insured by SAIF(Savings Association Insurance Fund). This assessment had no affect on the Bank as all deposits were either insured by the Bank Insurance Fund (BIF) or were assumed from Essex Savings Bank in 1996. Responsibility for any assessment on the assumed deposits remained with that institution.

Accounting by Creditors for Impairment of a Loan
Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure

Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". The adoption of these Standards causes the allowance for credit losses related to loans identified as impaired to be based on discounted cash flows of expected payments or the fair value of the collateral for certain collateral dependent loans.

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of

Effective January 1, 1996, the Bank adopted Statement of Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,". Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charge) is less than the carrying amount of the asset. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value. The impact of adoption of Standard No. 121 was not material.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Accounting for Certain Mortgage Banking Activities

Effective January 1, 1996, the Bank adopted Statement of Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights,". Standard No. 122 requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired.


Accounting for Certain Mortgage Banking Activities-continued

A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Standard No. 122 applies to transactions occurring in fiscal years beginning after December 31, 1995. Because the Bank does not originate loans held for sale, the impact of adoption of Standard No. 122 on the Bank's financial statements was not material.


Accounting for Stock-Based Compensation

Effective January 1, 1996, the Bank also adopted Standard No. 123, "Accounting for Stock-Based Compensation,". Standard No. 123 requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). The bank will continue such accounting under the provisions of APB 25.

                       BANK OF MECKLENBURG AND SUBSIDIARY


Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities

SFAS No. 125, "Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and
(ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interest in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairments measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This standard provides implementation guidance for assessing isolation of securitizations, transfers of sale-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and Extinguishments of liabilities.

This standard is effective for transfers and servicing of financial assets and extinquishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreements, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The effect on the Bank is not expected to be material.

                          Independent Auditors' Report


The Board of Directors
Bank of Mecklenburg:


     We have audited the accompanying consolidated balance sheets of Bank of Mecklenburg and subsidiary (the Bank) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, included on pages 3 through 23 herein. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Mecklenburg and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 2(c) to the consolidated financial statements, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994.




February 12, 1997

                       BANK OF MECKLENBURG AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1996 and 1995


       Assets                                            1996         1995
       ------                                            ----         ----

Cash and due from banks                              $  6,108,977     5,457,236
Federal funds sold                                      1,000,000     5,095,000
Available-for-sale securities (cost of $136,630,374
   in 1996 and $84,299,274 in 1995) (note 4)          136,489,504    84,594,887
Investment securities (market value of $1,000,000
   in 1996 and $13,215,749 in 1995) (note 5)            1,000,000    13,167,341
Loans (note 5)                                        113,855,519    80,822,982
   Less allowance for loan losses (note 6)             (1,174,940)     (973,000)
                                                     ------------  ------------
              Loans, net                              112,680,579    79,849,982
                                                     ------------  ------------
Accrued interest receivable                             1,597,291     1,330,689
Federal Home Loan Bank (FHLB) stock (note 8)            3,934,500     4,024,200
Premises and equipment, net (note 7)                    6,245,541     5,599,988
Other assets                                            1,233,012     1,111,662
                                                    -------------    ---------
                                                     $270,289,404   200,230,985
                                                     ============   ===========

       Liabilities and Shareholders' Equity
Deposits:
   Demand:
       Noninterest bearing                          $ 14,110,079     11,854,855
       Interest bearing                               56,537,418     40,000,412
   Savings                                             1,302,706      1,220,496
   Time, $100,000 or more                             43,285,840     30,500,602
   Other time                                         62,751,830     46,711,589
                                                     ------------     ----------
              Total deposits                         177,987,873    130,287,954
FHLB advances (note 8)                                48,000,000     40,000,000
Other borrowed funds (note 8)                         23,018,060     10,291,730
Accrued interest payable                               1,991,166      1,665,487
Other liabilities                                        452,387        522,996
                                                  ---------------   ------------
              Total liabilities                      251,449,486    182,768,167
                                                 ---------------    -----------

Shareholders' equity (notes 10 and 12):
   Common stock, $2 par value; authorized
      10,000,000 shares in 1996 and 1995;
      issued and outstanding
      2,118,445 shares in 1996 and 1995                4,236,890      4,236,890
   Additional paid-in capital                         10,888,830     10,888,830
   Retained earnings                                   3,807,172      2,141,993
   Unrealized gain (loss) on
   available-for-sale securities                         (92,974)       195,105
                                                  ---------------   ------------
              Total shareholders' equity              18,839,918     17,462,818
Commitments (notes 11 and 14)
                                                   ---------------  ------------
                                                    $270,289,404    200,230,985
                                                    =============== ===========

See accompanying notes to consolidated financial statements.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                        Consolidated Statements of Income
              For the years ended December 31, 1996, 1995 and 1994


                                               1996       1995        1994
                                               ----       ----        ----
Interest and dividend income:
   Interest and fees on loans               $ 8,453,531   6,372,126   4,632,258
   Interest on securities                     8,151,853   4,749,266   2,748,263
   Interest on federal funds sold                73,886      53,170      93,060
   Other interest and dividend income           413,819     309,318      88,157
                                            -----------  ----------  ----------
       Total interest and dividend income    17,093,089  11,483,880   7,561,738
                                            -----------  ----------  ----------
Interest expense:
   Interest on deposits                       8,239,310   5,623,360   3,178,347
   Interest on FHLB advances and other
     borrowed funds                           3,472,648   1,505,890     573,812
                                            -----------  ----------  ----------
       Total interest expense                11,711,958   7,129,250   3,752,159
                                            -----------  ----------  ----------
       Net interest income                    5,381,131   4,354,630   3,809,579
Provision for loan losses (note 5)              229,700      95,432      49,450
                                            -----------  ----------  ----------
       Net interest income after provision
         for loan losses                      5,151,431   4,259,198   3,760,129
                                            -----------  ----------  ----------
Other operating income:
   Service charges, fees, and other income      223,966     182,561     164,738
   Gain (loss) on sale of securities, net     1,158,802     196,571     (66,630)
   Gain on sale of loans                         25,529          -           -
                                            -----------  ----------  ---------
       Total other operating income           1,408,297     379,132      98,108
                                            -----------  ----------  ----------
Other operating expenses:
   Salaries and employee benefits (note 11)   1,539,990   1,303,338    1,125,507
   Occupancy                                    313,916     276,385      260,279
   Equipment                                    204,004     236,735      210,534
   Advertising and business development         291,761     286,351      134,335
   Professional services                        330,487     224,476      142,332
   Investment advisory fees                     197,837      20,000           -
   Deposit and other insurance                   79,262     177,233      230,256
   Other                                        594,578     357,335      300,469
                                            ----------- -----------  -----------
       Total other operating expenses         3,551,835   2,881,853    2,403,712
                                            ----------- -----------  -----------

Income before income taxes                    3,007,893   1,756,477    1,454,525
Income tax expense (note 9)                   1,088,500     500,000      452,800
                                            ----------- -----------  -----------
       Net income                            $1,919,393   1,256,477    1,001,725
                                            =========== ===========  ===========

Per share amounts                            $     .91        .59          .48
                                            ==========  =========    =========

Weighted average shares outstanding           2,118,445   2,116,849    2,078,500
                                            =========== ===========  ===========

See accompanying notes to consolidated financial statements.

                       BANK OF MECKLENBURG AND SUBSIDIARY

                 Consolidated Statements of Shareholders' Equity

              For the years ended December 31, 1996, 1995 and 1994

                                                                                              Unrealized
                                                     Additional                             Gain (loss) on          Total
                                      Common          Paid-in             Retained         Available-for-      Shareholders'
                                       Stock          Capital             Earnings         Sale Securities        Equity


December 31, 1993              $     4,126,178         10,587,236            342,291                 -          15,055,705

Effect of change in
    accounting principle                    -                  -                  -             (23,746)           (23,746)

Proceeds from stock
    options exercised                  103,530            281,099                 -                  -             384,629

Net income                                  -                  -           1,001,725                 -           1,001,725

Cash dividends
    ($.096 per share)                       -                  -            (200,664)                -            (200,664)

Change in unrealized
    gain (loss) on securities
    available -for-sale,
    net of tax                              -                  -                  -          (1,636,687)        (1,636,687)
                                 -------------     --------------      -------------     --------------     --------------

December 31, 1994                    4,229,708         10,868,335          1,143,352         (1,660,433)        14,580,962

Cash paid in lieu of
    fractional shares                       -                  -              (3,731)                -              (3,731)

Proceeds from stock
    options exercised                    7,182             20,495                 -                  -              27,677

Net income                                  -                  -           1,256,477                 -           1,256,477

Cash dividends
    ($.12 per share)                        -                  -            (254,105)                -            (254,105)

Change in unrealized
    gain (loss) on securities
    available-for-sale,
    net of tax                              -                  -                  -           1,855,538          1,855,538
                                 -------------     --------------      -------------     --------------     --------------

December 31, 1995                    4,236,890         10,888,830          2,141,993            195,105         17,462,818

Net income                                  -                  -           1,919,393                 -           1,919,393

Cash dividends
    ($.12 per share)                        -                  -            (254,214)                -            (254,214)

Change in unrealized
    gain (loss) on securities
    available-for-sale,
    net of tax                              -                  -                  -            (288,079)          (288,079)
                                 -------------     --------------      -------------     --------------     --------------

December 31, 1996              $     4,236,890         10,888,830          3,807,172            (92,974)        18,839,918
                                 =============     ==============      =============     ==============     ==============

           See accompanying notes to consolidated financial statements.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                        For the years ended December 31,
                               1996, 1995 and 1994

                                                                         1996                 1995                   1994
                                                                         ----                 ----                   ----
Cash flows from operating activities:
   Net income                                                   $         1,919,393            1,256,477          1,001,725
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses                                            229,700               95,432             49,450
       Premium amortization and discount accretion, net                     419,968               94,953            256,465
       (Gain) loss on sale of securities, net                            (1,158,802)            (196,571)            66,630
       Gain on sale loans                                                    25,529                   -                  -
       Depreciation and amortization                                        361,371              240,462            228,144
       Increase in accrued interest receivable                             (266,602)            (430,014)          (282,062)
       Increase in other assets                                             (65,446)             (82,936)           (40,914)
       Increase in accrued interest payable                                 104,299              963,697            201,504
       Increase in other liabilities                                         29,899               13,416             30,835
                                                                  -----------------    -----------------    ---------------
           Net cash provided by operating activities                      1,548,251            1,954,916          1,511,777
                                                                  -----------------    -----------------    ---------------
Cash flows from investing activities:
   Purchases of available-for-sale securities                          (336,609,613)        (115,374,997)       (40,737,882)
   Purchases of investment securities                                    (2,547,515)          (2,635,366)        (6,525,042)
   Maturities and issuer calls of available-for-sale
       securities                                                        18,226,987           21,651,988         10,995,712
   Sales of available-for-sale securities                               267,813,893           64,158,610          9,763,458
   Sales of investment securities                                        14,644,960                   -                  -
   Purchases of FHLB stock                                                 (729,900)          (3,018,100)        (1,008,100)
   Sales of FHLB stock                                                      819,600              282,600                 -
   Increase in loans, net                                               (36,023,307)         (21,683,213)        (3,971,963)
   Sales of loans                                                         3,052,439                   -                  -
   Purchase of branch and assumption of deposits, net
       of acquired cash equivalents                                      26,324,972                   -                  -
   Capital expenditures for premises and equipment, net                    (235,161)             (52,942)          (171,701)
                                                                  -----------------    -----------------    ---------------
           Net cash used in investing activities                        (45,202,645)         (56,671,420)       (31,655,518)
                                                                  -----------------    -----------------    ---------------
Cash flows from financing activities:
   Net increase in deposits                                              19,799,019           29,175,224         10,381,516
   Proceeds from FHLB advances, net                                       8,000,000           30,000,000         10,000,000
   Net increase in other borrowed funds                                  12,726,330            1,551,007          4,636,818
   Cash paid in lieu of fractional shares                                        -                (3,731)                -
   Proceeds from stock options exercised                                         -                27,677            384,629
   Cash dividends                                                          (254,214)            (254,105)          (200,664)
                                                                  -----------------    -----------------    ---------------
           Net cash provided by financing activities                     40,271,135           60,496,072         25,202,299
                                                                  -----------------    -----------------    ---------------
Net (decrease) increase in cash and cash equivalents                     (3,443,259)           5,779,568         (4,941,442)
Cash and cash equivalents at beginning of year                           10,552,236            4,772,668          9,714,110
                                                                  -----------------    -----------------    ---------------
Cash and cash equivalents at end of year                        $         7,108,977           10,552,236          4,772,668
                                                                  =================    =================    ===============
Supplemental  disclosures  of cash flow  information:  Cash paid during the year for:
       Interest                                                 $        11,386,279            6,165,553          3,550,655
       Income taxes                                                       1,178,060              502,000            375,537
Supplemental schedule of non-cash investing activities:
   Investment securities transferred to available-for-sale
       securities                                               $                -                    -          35,893,980
   Effect of change in accounting principle (net of tax
       effect of $12,233)                                                        -                    -              23,746
   Effect on shareholders' equity of an unrealized
       gain (loss) on securities available-for-sale
       (net of tax effect of $148,404 in 1996,
       $955,883 in 1995 and $843,142 in 1994)                              (288,079)           1,855,538         (1,636,687)

                       BANK OF MECKLENBURG AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                        December 31, 1996, 1995 and 1994


(1)    Organization and Operations

       Bank of Mecklenburg was incorporated on September 8, 1988, and began operations on July 12, 1989. Bank of Mecklenburg is engaged in general commercial banking in Mecklenburg County, North Carolina and operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation.

       Mecklenburg Financial Services, Inc., a wholly-owned subsidiary of Bank of Mecklenburg, was incorporated on March 7, 1994 to provide investment and trust services through agreements with outside parties.

(2)    Summary of Significant Accounting Policies

       The following is a description of the significant accounting and reporting policies that Bank of Mecklenburg and subsidiary (the Bank) follow in preparing and presenting their consolidated financial statements.

       (a)    Principles of Consolidation and Reporting

              The accompanying consolidated financial statements include the accounts of Bank of Mecklenburg and its wholly owned subsidiary, Mecklenburg Financial Services, Inc. All significant intercompany balances have been eliminated.

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

              Reclassifications of certain amounts in the 1995 and 1994 consolidated financial statements have been made to conform with the financial statement presentation for 1996. The reclassifications have no effect on net income or shareholders' equity as previously reported.

       (b)    Cash and Cash Equivalents

              Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, cash and cash equivalents are considered to have maturities of three months or less.

       (c)    Securities

              In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are classified into three categories as follows:
              (1) debt securities that the entity has the positive intent and the ability to hold to

                       BANK OF MECKLENBURG AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       (c)    Securities (cont'd)

              maturity are classified as held to maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity (net of tax effect).

              The Bank adopted the provisions of SFAS No. 115 on January 1, 1994, with a substantial portion of the securities portfolio classified as available-for-sale.

              Gains and losses on securities are recognized at the time of sale based on the specific identification method, and premiums and discounts are amortized into interest income using the level yield method.

       (d)    Loans and Allowance for Loan Losses

              Loans are carried at their principal amount outstanding, net of any unamortized purchase premium or discount on those loans which were purchased. Interest income is recorded as earned on an accrual basis.

              The accrual of interest is generally discontinued on all loans that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees, or other security, and the loan is considered to be in the process of collection.

              The Bank uses the allowance method in providing for possible loan losses. The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. In determining the provision amount, management gives consideration to economic conditions, the growth and composition of the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

                           BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

              In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

              In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. When a loan is impaired, a creditor must measure impairment based on (1) the present value of the impaired loan's expected future cash flows discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral for a collateral-dependent loan. Any measurement losses are to be recognized through additions to the allowance for loan losses. SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and requires additional disclosure about how a creditor recognizes interest income related to impaired loans.

              Effective January 1, 1995, the Bank adopted SFAS No. 114 and 118. The Bank previously measured loan impairment in a manner generally comparable to the methods prescribed in SFAS No. 114. Accordingly, the adoption of the Standards required no increase to the allowance for loan losses and has had no impact on net income.

              Management considers loans to be impaired when based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to contractual terms of the loan agreement. Factors that influence management's judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan principal is in doubt, wholly or partially, all cash receipts are applied to principal.

       (e)    Premises and Equipment

              Premises and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation of buildings is computed on the straight-line method over 30 years. Depreciation of furniture and equipment is computed on the straight-line method over periods that approximate the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements


       (f)    Income Taxes

              The Bank computes its income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, deferred tax liabilities are recognized on all taxable temporary differences (reversing differences where tax deductions initially exceed financial statement expense, or income is reported for financial statement purposes prior to being reported for tax purposes). In addition, deferred tax assets are recognized on all deductible temporary differences (reversing differences where financial statement expense initially exceeds tax deductions, or income is reported for tax purposes prior to being reported for financial statement purposes) and operating losses and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (g)    Reduction in Stock Par Value, Stock Split and Income per Share

              During 1995, the Bank reduced the stated par value of the Bank's common stock from $5 per share to $2 per share, declared and distributed a five-for-four stock split and increased the Bank's authorized shares from 3,000,000 shares to 10,000,000 shares. All previously reported common stock and per share data have been restated to reflect the reduction in par value and stock split.

              Net income per share is computed by dividing consolidated net income by the weighted average number of shares of common stock outstanding during the year. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because such effect is not materially dilutive.

       (h)    Interest Rate Swaps, Floors and Caps

              The Bank uses interest rate swaps, floors and caps for interest rate risk management. These instruments are designated as hedges of specific assets and liabilities when purchased. The net interest payable or receivable on swaps, caps, and floors is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased caps and floors are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Upon the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any related premium or change in fair value of the hedge instrument is recognized in earnings. If the hedge instrument is retained subsequent to the disposition or settlement of the underlying asset or liability, it will be redesignated to specific assets or liabilities and any change in fair value of the instrument recognized in earnings in connection with the previous disposition of the underlying asset or liability will be recorded as a purchase premium and amortized into interest income over the contract term as a yield adjustment of the related asset or liability.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       (i)    Other Accounting Changes

              Effective January 1, 1996, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans, (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The impact of adoption of SFAS No. 122 on the financial statements was not material.

       (j)    Stock Options

              Effective January 1, 1996, the Bank adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements in accordance with APB 25. The Bank will continue such accounting under the provisions of APB 25.

(3)    Branch Acquisition

       On December 8, 1995, the Bank signed a definitive agreement to purchase certain assets and assume deposit liabilities of a branch office from Essex Savings Bank. The agreement became effective March 15, 1996 at which time the Bank assumed approximately $28,100,000 in deposits including accrued interest thereon, acquired approximately $800,000 in assets consisting of cash on hand, installment loans and premises and equipment, and received approximately $26,200,000 in cash. Deposit base premium was approximately $1,100,000 and is being amortized straight-line over seven years.

(4)    Available-for-Sale Securities
       Available-for-sale securities held at December 31, 1996 and 1995 are summarized as follows:

                                                  Gross              Gross         Total
                            Amortized          Unrealized        Unrealized        Fair
                              Cost               Gains             Losses          Value
December 31, 1996:
U.S. Government             $  1,028,547               -             19,177          1,009,370
U.S. Government agency         7,463,589           47,402             2,216          7,508,775
Mortgage-backed securities   123,781,733          490,590           215,212        124,057,111
Equity securities                 63,648               -                 -              63,648
End-user derivatives           4,292,857          473,348           915,605          3,850,600
                             -----------    -------------     -------------    ---------------

                            $136,630,374        1,011,340         1,152,210        136,489,504
                            ============    =============     =============    ===============


                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

                                               Gross        Gross       Total
                              Amortized    Unrealized   Unrealized    Fair
                                Cost         Gains        Losses      Value

December 31, 1995:
U.S. Government             $  3,038,082          -        33,077     3,005,005
U.S. Government agency         1,844,421          -         2,721     1,841,700
Mortgage-backed securities    79,416,771     438,973      107,562    79,748,182
                             -----------   ---------    ---------   -----------

                           $  84,299,274     438,973      143,360    84,594,887
                             ===========   =========    =========   ===========

       The following is a summary of the contractual maturities of available for sale securities at December 31, 1996:

                                              Amortized Cost      Fair Value

Due in one year or less                    $         422,205         420,024
Due after one year through five years              3,097,759       3,206,524
Due after five years through ten years             2,711,460       2,147,100
Due after ten years                              130,335,302     130,652,208
Equity securities                                     63,648          63,648
                                             ---------------    ------------

                                           $     136,630,374     136,489,504
                                             ===============    ============

       Proceeds from sales of available-for-sale securities during 1996 and 1995 were $267,813,893 and $64,158,610, respectively. Gross gains of $3,452,885 and $539,204 and gross losses of $2,224,067 and $342,633 were realized on sales of available-for-sale securities during 1996 and 1995, respectively. In addition in 1996, gross gains of $1,188,801 and gross losses of $682,049 were realized on terminations or marks to market of end-user derivatives in available-for-sale securities.

       Available-for-sale securities with an aggregate par value of $94,521,200 at December 31, 1996, were pledged to secure public deposits, FHLB advances and other borrowed funds.

       At December 31, 1996, shareholders' equity includes an after-tax amount of ($92,974) based on depreciation in available-for-sale securities of $140,870. At December 31, 1995, shareholders' equity includes an after-tax amount of $195,105 based on appreciation in available-for-sale securities of $295,613.

(5)    Investment Securities

       At December 31, 1996 the Bank held as investment securities a North Carolina Education Authority bond maturing in December, 2005, and which had an amortized cost and estimated fair value of $1,000,000.

       At December 31, 1995, investment securities were comprised of municipal bonds with an amortized cost of $13,167,341 and an estimated fair value of $13,215,749. Gross unrealized gains and losses related to these securities were $164,548 and $116,140, respectively.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       Investment securities with a carrying value of $14,714,976 were sold during March and April 1996, resulting in proceeds of $14,644,960. Gross gains of $155,888 and gross losses of $225,904 were realized on these sales of investment securities. In addition, gross gains of $700,250 were realized on terminations or marks to market of end-user derivatives designated to these assets. Management determined that the prevailing market conditions did not justify maintaining a held-to-maturity securities portfolio and, as a result, liquidated this entire portfolio. There were no sales of investment securities during 1995 or 1994.

       No investment securities were pledged to secure public deposits and other borrowed funds at December 31, 1996.

(6)    Loans and Allowance for Loan Losses

       Loans at December 31, 1996 and 1995 are summarized as follows:

                                 1996                  1995
                                 ----                  ----
       Commercial      $       39,167,187            26,544,972
       Real estate             62,576,460            39,144,219
       Consumer                11,567,890            14,541,221
       Other                      543,980               592,570
                           --------------       ---------------
                       $      113,855,517            80,822,982
                         ================       ===============

       Included in real estate loans were 1-4 family residential loans of approximately $9,370,000 at December 31, 1996.

       There were no nonaccrual loans or any loans considered impaired under SFAS No. 114 at December 31, 1996 and 1995.

       The following is a summary of the changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994:

                                           1996           1995       1994
                                          ----           ----       ----
       Beginning balance             $     973,000      900,000     857,000
       Provision for loan losses           229,700       95,432      49,450

       Charge-offs                         (28,852)     (36,884)     (7,197)
       Recoveries                            1,093       14,452         747
                                       -----------   ----------   ---------
       Net charge-offs                     (27,759)     (22,432)     (6,450)
                                       -----------   ----------   ---------

       Ending balance                $   1,174,941      973,000     900,000
                                       ===========   ==========   =========

       The following is a reconciliation of loans outstanding to executive officers, directors, and their affiliates for the year ended December 31, 1996:

       Balance at December 31, 1995      $     6,715,914
       New loans                               1,872,741
       Principal repayments                   (2,421,060)
                                           -------------

       Balance at December 31, 1996      $     6,167,595
                                           =============

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       At December 31, 1996, the Bank had preapproved but unused lines of credit
       totaling   $2,694,502  to  executive  officers,   directors,   and  their
       affiliates.

       Such loans and lines of credit are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Such loans do not involve more than the normal risks of collectibility.

(7)    Premises and Equipment

       Premises and equipment are summarized as follows:

                                                 Accumulated       Net
                                         Cost    Depreciation   Book Value

       December 31, 1996:
            Land                     $2,618,196         -        2,618,196
            Building                  3,720,782    666,285       3,054,497
            Furniture and equipment   1,325,651    752,802         572,849
                                      ---------  ---------     -----------

                                     $7,664,629  1,419,087       6,245,542
                                      =========  =========     ===========

       December 31, 1995:
            Land                     $2,390,196         -        2,390,196
            Building                  3,204,565    552,813       2,651,752
            Furniture and equipment   1,220,835    662,795         558,040
                                      ---------  ---------     -----------

                                     $6,815,596  1,215,608       5,599,988
                                      =========  =========     ===========

(8)    Liabilities

       Time deposits maturing in each of the five years subsequent to December 31, 1996 are as follows: 1997, $82,196,391; 1998, $20,257,568; 1999,
       $1,525,075; 2000, $1,962,671; and 2001, $95,965.

       FHLB adjustable rate advances and interest rates at December 31, 1996 consist of the following:

         Maturity Date     Interest Rate         December 31, 1996

       Demand              6.95% (based on daily Fed Funds rate)     $8,000,000
       February 13, 1998   5.42% (based on 3 month LIBOR)            30,000,000
       March 23, 1998      5.53% (based on 3 month LIBOR)            10,000,000
                                                                     ----------
                                                                     $48,000,000

       The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB advances. No ready market exists for the FHLB stock and it has no quoted market value. This stock has a carrying value based on cost and is redeemable at $100 per share subject to certain limitations set by the FHLB.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       At December 31, 1996, all stock in the FHLB and certain available-for-sale securities were pledged as collateral to secure these advances.
       Other borrowed funds at December 31, 1996 and 1995 are summarized as follows:

                                   Weighted Average                                   Maximum
                Balance as of      Interest Rate as      Average     Average       Outstanding at
                 December 31       of December 31        Balance   Interest Rate   Any Month-End
-------------------------------------------------------------------------------------------------------
1996:
Repurchase
  agreements    $22,676,297          5.05%              $19,748,158   5.54%        $28,230,808
Federal funds
  purchased              -                -               2,028,921   5.54%          9,745,000

1995:
Repurchase
  agreements    $ 8,745,472          4.69%               $7,584,029    5.01%        $9,951,561
Federal funds
  purchased       1,155,000          5.75                 1,073,096    5.97%        $6,125,000

       Other borrowed funds also included treasury tax and loan note option accounts of $341,761 and $391,258 at December 31, 1996 and 1995,
       respectively.

(9)    Income Taxes

       Income tax expense consists of the following:

                         1996         1995       1994
                         ----         ----       ----
       Current
         Federal     $  985,500     499,000     325,000
         State          182,000      22,000      76,800
       Deferred         (79,000)    (21,000)     51,000
                        -------    --------   ---------

            Total    $1,088,500     500,000     452,800
                       ==========  ========== ===========

       Total income tax expense differed from the amounts computed by applying the applicable U.S. federal income tax rate as a result of the following:

                                                       1996                     1995                      1994
                                             ------------------------   -----------------------   -----------------------
                                               Amount     Percentage     Amount     Percentage     Amount      Percentage

       Tax at federal income tax rate      $     1,022,684     34.0%          597,202   34.0%        494,539     34.0%
       State taxes, net of federal
         benefit                                   120,120      4.0            14,520    0.8          50,688      3.5
       Tax-exempt interest income                  (68,716)    (2.3)         (185,689) (10.6)       (129,168)    (8.9)
       Non-deductible interest
         expense                                    13,085      0.4            34,478    2.0          17,150      1.2
       Other, net                                    1,327      0.1            39,489    2.3          19,591      1.3
                                            --------------      ---       -----------   ----     -----------     ----
                                           $     1,088,500     36.2%          500,000   28.5%        452,800     31.1%
                                            ==============     ====       ===========   ====     ===========     ====

                                      F-15

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements




       The source and tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at December 31, 1996 and 1995 are presented below:

                                                           1996          1995
                                                           ----          ----

     Deferred tax assets:
         Loan loss reserves                            $ 416,678       328,596
         Unrealized loss on available-for-sale
             securities                                   47,895            -
         Other                                            25,327         2,438
             Total gross deferred tax assets             489,900       331,034
             Less valuation allowance                         -             -

                  Net deferred tax assets                489,900       331,034
                                                        --------   -----------

     Deferred tax liabilities:
         Depreciable basis of fixed assets              (368,460)     (337,731)
         Unrealized gain on available-for-sale
             securities                                       -       (100,508)
         Other                                            (5,545)       (4,303)

             Total gross deferred tax liabilities       (374,005)     (442,542)
                                                        --------   -----------

                  Net deferred tax asset (liability)   $ 115,895      (111,508)
                                                        ========   ===========

       A portion of the change in the net deferred tax asset/liability relates to unrealized gains and losses on available-for-sale securities. The related current period deferred tax benefit of $148,403 has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset/liability results from the current period deferred tax benefit of $79,000.

       The valuation allowance as of January 1, 1995 was $122,309. The net change in the valuation allowance during 1995 was a decrease of $122,309 and was recorded directly to shareholders' equity as an adjustment to unrealized gains and losses on available-for-sale securities. There was no valuation allowance at January 1, 1996 and no net change in the valuation allowance during 1996. It is management's opinion that realization of the deferred tax asset is more likely than not, based upon the Bank's history of taxable income and estimates of future taxable income

       The Bank's income tax return for 1993 and subsequent years are subject to review by the taxing authorities.

(10)   Common Stock

       On September 13, 1988, the Bank adopted a Non-Qualified Stock Option Plan (the "Plan") under which only directors are eligible to receive grants of options. During 1994, all outstanding options were exercised or forfeited with no options available for future grants.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements



       In April 1996, the Bank's shareholders approved the 1996 Director Stock Option Plan (the "1996 Plan") under which only directors are eligible to receive grants of options. In June 1996, each of twelve directors was granted options to purchase 15,000 shares of the Bank's common stock resulting in a total of 180,000 options granted. These options have an exercise price of $11.50 per share and are subject to a vesting schedule under which the options will become exercisable over a five-year period, with 20% of such options to become exercisable on each anniversary of the date of grant, beginning in June 1997. The options will expire if not exercised within ten years of the date of grant.

       The Bank has an Incentive Stock Option Plan (the "ISO Plan") under which options are periodically granted to executive officers and other employees at a price not less than 100% of the fair market value of the shares at the date of the grant. The ISO Plan provides that, unless otherwise modified by the Compensation Committee of the Board of Directors (the Committee), each option granted under the Plan shall become fully exercisable by the optionee five years from the date the option is granted. Pursuant to the terms of the ISO Plan, the Committee increased the exercise period to six years for all options granted subsequent to March 7, 1989. Shares subject to option vest at the rate of 20% for each year of continuous service for options granted prior to March 7, 1989, and 20% for each year of continuous service after the first full year of employment for options granted subsequent to March 7, 1989. If a recipient of options under the ISO Plan ceases to perform services for the Bank during the five-year vesting period, then that person may exercise the option only with respect to the vested portion of the shares subject to the option. All options expire ten years from the date of the grant.

       The following table reflects the status of the ISO Plan at December 31, 1996:

                                                      Shares
                                        Available   Subject to
                                       for Future   Outstanding        Option
                                         Grants       Options           Price

        Balance at December 31, 1993    $ 32,667       115,770      $7.04 - 8.96
        Options granted                  (10,625)       10,625           8.40
        Options exercised                     -             -             -
        Options forfeited                  6,719        (6,719)      7.40 - 8.96
                                         -------    ----------      -----------

        Balance at December 31, 1994      28,761       119,676     $   7.04-8.96
        Options granted                   (9,000)        9,000             10.75
        Options exercised                     -         (3,591)        7.04-8.96
        Options forfeited                  9,530        (9,530)        7.40-8.40
                                         -------    -----------      -----------

        Balance at December 31, 1995      29,291       115,555     $  7.04-10.75
        Options granted                  (12,500)       12,500       11.00-13.00
        Options exercised                     -             -                -
        Options forfeited                  2,500       (12,030)       7.40-10.75
                                         -------    ----------      ------------
        Balance at December 31, 1996    $ 19,291       116,025    $   7.04-13.00
                                         =======    ==========      ============


       At December 31, 1996, 67,404 options under the ISO Plan were exercisable.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements


       The Bank has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options as permitted under SFAS No.
       123. In accordance with APB No. 25, no compensation expense is recognized by the Bank when stock options are granted because the exercise price of the Bank's stock option equals the market price of the underlying stock on the date of grant. Had compensation cost for the Bank's stock option plans been determined consistent with SFAS No. 123, the dilutive effect on the Bank's net income would have been approximately $545,000 in 1996. The effect on net income in 1995 would not have been material.

       The average fair value of options granted in 1996 approximated $4.75. The fair value of the 1996 option grants is estimated on the date of the grants using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0.92%, expected volatility of 19.00%, risk-free interest rate of 6.20% and an expected average life of six years.

(11)   Employee Benefit Plan

       The Bank sponsors a 401(k) profit sharing plan available to substantially all employees. The provisions of the plan provide that participating employees may contribute up to 9% of their compensation. The Bank will match at 100% the employee's annual contribution up to 6% of their salary. The Bank's expense for its matching contributions in 1996, 1995 and 1994 amounted to approximately $49,905, $41,700 and $29,400, respectively.

(12)   Regulation and Regulatory Restrictions

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and others factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total-risk based, Tier I risk-based and Teir I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements



The Bank's actual capital amounts and ratios are also presented in the table.

                                                                       Minimum required                Minimum required
                                                                    for Regulatory Capital             by Regulators to
                                            Actual                     Adequacy Purposes               be Well Capitalized
                                      Amount         Ratio          Amount           Ratio          Amount            Ratio

As of December 31, 1996:
Total Capital (to Risk
   Weighted Assets)             $    19,155,000       15.0%         10,210,000       >8.0%            12,763,000      >10.0%
                                                                                     -                                -
Tier I Capital (to Risk
   Weighted Assets)                  17,980,000       14.1           5,105,000       >4.0              7,658,000       >6.0
                                                                                     -                                 -
Tier I Capital (to Average
   Assets)                           17,980,000        7.2           9,963,000       >4.0             12,453,000       >5.0
                                                                                     -                                 -

As of December 31, 1995:
Total Capital (to Risk
   Weighted Assets)                  18,241,000       16.8%          8,712,000       >8.0%            10,890,000      >10.0%
                                                                                         -                                -
Tier I Capital (to Risk
   Weighted Assets)                  17,268,000       15.9           4,356,000       >4.0              6,534,000       >6.0
                                                                                         -                                 -
Tier I Capital (to Average
   Assets)                           17,268,000       10.9           6,323,000       >4.0              7,903,000       >5.0
                                                                                         -                                 -

(13)   Fair Value of Financial Instruments

       In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires disclosures in financial statements of the fair value of all financial instruments, including assets and liabilities both on- and off-balance sheet, for which it is practicable to estimate such fair value. Fair value estimates, methods, and assumptions as of December 31, 1996 for the Bank are set forth below and are subject to the following limitations.

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered. For fair value estimates of off-balance sheet financial instruments, see Note 13.

       The Bank's fair value methods and assumptions are as follows:

       (bullet) Cash and due from banks, federal funds sold, accrued interest receivable and payable, and FHLB stock - the carrying value is a reasonable estimate of fair value.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       (bullet) Available-for-sale securities and investment securities - fair value is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

       (bullet) Loans - fair value for fixed and adjustable rate loans is estimated based upon discounted future cash flows using discounted rates comparable to rates currently offered for such loans.

       (bullet) Deposits - fair value of time deposits is estimated using rates currently offered for deposits of similar maturities. The fair value of all other deposit account types is the amount payable on demand at year-end.

       (bullet) FHLB advances and other borrowed funds - the carrying value is a reasonable estimate of fair value based on the borrowings being adjustable rate or having short maturities.

       Based on the limitations, methods, and assumptions noted above, the estimated fair values of the Bank's financial instruments at December 31, 1996 are as follows:

                                              Carrying            Fair
                                               Amount             Value
       Financial assets:
          Cash and due from banks            $  6,108,977         6,108,977
          Federal funds sold                    1,000,000         1,000,000
          Available -for-sale securities      136,489,504       136,489,504
          Investment securities                 1,000,000         1,000,000
          Loans                               112,680,579       113,309,000
          Accrued interest receivable           1,597,291         1,597,291
          Federal Home Loan Bank Stock          3,934,500         3,934,500

       Financial liabilities:
          Deposit accounts                     177,987,873      176,545,000
          FHLB advances                         48,000,000       48,000,000
          Other borrowed funds                  23,018,060       23,018,060
          Accrued interest payable               1,991,166        1,991,166

(14)   Off-Balance Sheet Risk, Commitments and Contingent Liabilities

       In the normal course of business, the Bank is a party to off-balance sheet financial commitments originated in the course of its lending activities. Such commitments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, commitments for extension of credit expire in one year or less. At December 31, 1996, all of the Bank's $806,000 of standby letters of credit had expiration dates of one year or less. All of the Bank's $1,384,000 of outstanding loan commitments had expiration dates of one year or less at December 31, 1996 while the Bank's $25,030,000 of pre-approved but unused lines of credit had expiration dates over one year. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of those instruments. The Bank uses the same credit and collateral policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

       The Bank uses off-balance sheet financial contracts to assist in managing interest rate risk. Instruments used for this purpose include interest rate swaps, interest rate caps and interest rate floors. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal or notional amounts. Entering into interest rate swap agreements involves both the risk of dealing with counterparties and their ability to meet the terms of the contracts and also interest rate risk. Interest rate caps and floors are option contracts for which an initial premium is paid and for which no ongoing interest rate risk is present. The ability of counterparties to meet their obligation under the terms of these contracts is the primary risk involved with purchased interest rate caps and floors. The Bank manages the counterparty credit risk associated with these instruments through credit approvals, limits and monitoring procedures.

       For interest rate swaps, interest rate caps and interest rate floors, notional principal amounts often are used to express the volume of transactions, however, the amounts potentially subject to credit risk are much smaller. As of December 31, 1996, the aggregate notional amount of all outstanding financial instrument contracts used for interest rate management totaled approximately $256 million. At December 31, 1996, the carrying amount of financial instruments used for interest rate risk management was approximately $4,320,000 while the market value for these instruments was approximately $4,070,000.

       All these instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. At December 31, 1996, off-balance sheet financial instruments and their related fair value methods and assumptions, and fair values are as follows:

       Commitments to extend credit and standby letters of credit - the large majority of the Bank's credit commitments are at variable rates and, therefore, are subject to minimal interest rate exposure.

       Interest rate swaps, floors and caps - carrying values for off-balance sheet investment products represent deferred amounts arising from these financial instruments. Where possible, the fair values are based upon quoted market prices. Where such prices do not exist, these values are based on dealer quotes and generally represent an estimate of the amount that the Bank would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties.
                                                                  Contract or
                                           Carrying    Estimated   Notional
       (In thousands)                       Amount    Fair Value    Amount

       Financial Instruments Associated
         With Lending Activities

           Commitments to extend credit    $    -       $    -     $ 1,384,000

           Standby letters of credit            -            -         806,000

           Unused lines of credit               -            -      25,030,000

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements

                                                                    Contract or
                                              Carrying    Estimated  Notional
(In thousands)                                  Amount    Fair Value   Amount

Financial Instruments Used for Interest
  Rate Risk Management, the Designated
  Asset or Liability and Terms

    Interest rate swap agreements:
         Available-for-sale-securities
           (Receive 3 month LIBOR,
           pay fixed 6.25%, November 1995 -
           November 2002)                        212          108     10,000

           (Receive 3 month LIBOR,
           pay fixed 5.53%, February 1996 -
           February 2001)                         -           282     10,000

           (Receive 3 month LIBOR,
           pay fixed 6.54%, March 1996 -
           March 2003                            449          (40)    20,000

           (Receive 3 month LIBOR,
           pay fixed 5.93%, January 1996 -
           January 2006)                         350           293     6,000
                                               -----        ------    ------

                                              $1,011           643    46,000
                                              =======        ======   ======

Purchased interest rate caps:
     Available-for-sale-securities
       (Strike price 7%, 3 month LIBOR
       index, December 1995 - December
       2002)                                  $ 400            434    15,000

       (Strike price 4%, 3 month LIBOR
       index, October 1995 - October 2000)      291            380     5,000

       (Strike price 6%, 3 month LIBOR
       index, March 1996 - March 2001)          632            581    20,000

       (Strike price 7%, 3 month LIBOR
       index, March 1996 - March 2001)          307            323    20,000

       (Strike price 7%, 3 month LIBOR
       index, April 1996 - April 2003)          769            782    25,000
                                             --------       ------

                                                 2,399       2,500    85,000
                                              ========      ======    ======

                       BANK OF MECKLENBURG AND SUBSIDIARY
                      Notes to Consolidated Financial Statements


                                                                     Contract or
                                                 Carrying   Estimated  Notional
(In thousands)                                    Amount   Fair Value   Amount

    Purchased interest rate floors:
         Variable rate loans
           (Strike price 6.5%, 1 month LIBOR
           index, January 1996 - January 1997)      -           -      25,000

           (Strike price 6.38%, 1 month LIBOR
           index, January 1997 - January 1998)      26         197     25,000

         Available-for-sale-securities
           (Strike price 5%, 3 month LIBOR
           index, March 1996 - March 2000)         352         137     40,000

           (Strike price 5%, 3 month LIBOR
           index, April 1996 - April 2006)         531         570     35,000
                                                 -----     -------    -------

                                                 $ 909         904    125,000
                                                 =====     =======    =======

       The Bank grants primarily commercial, real estate, and consumer loans to customers in its primary market area, which is Mecklenburg County. The real estate loan portfolio can be affected by the condition of the local real estate market. The commercial and consumer loan portfolios can be affected by local economic conditions.

       The Bank is a defendant in various litigation arising in the normal course of business. In the opinion of management, resolution of these matters will not result in a material adverse effect on the Bank's financial position.

       Average daily Federal Reserve balance requirements for the year ended December 31, 1996, amounted to $2,032,000.

                                 EXHIBIT 7(II)

                               BANK OF MECKLENBURG
                               2000 RANDOLPH ROAD
                         CHARLOTTE, NORTH CAROLINA 28207
                            TELEPHONE: (704) 375-2265

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ----------------------

                              To the Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of Bank of Mecklenburg (the "Bank") will be held at 10:00 a.m., local time, on Tuesday, April 22, 1997, at the Bank's offices, 2000 Randolph Road, Charlotte, Mecklenburg County, North Carolina, for the following purposes:

         1. To elect five directors to serve until the 2000 Annual Meeting of Shareholders, or until their successors have been elected and qualified.

         2. To consider the authorization of an additional seat on the Board of Directors, which may be filled by the Board of Directors, in its discretion, during the interval between shareholder meetings.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 11, 1997, are entitled to notice of, and to vote at, the meeting and any adjournment thereof. The Bank's stock transfer books will not be closed.

         Shareholders are urged to fill in, date, sign, and return promptly the enclosed proxy in the enclosed prepaid envelope. It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. If you return the enclosed proxy, you may nevertheless attend the meeting and vote in person, in which case your returned proxy will be disregarded.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           John H. Ketner, Jr.
                                           President

Dated: March 24, 1997

                               BANK OF MECKLENBURG
                               2000 RANDOLPH ROAD
                         CHARLOTTE, NORTH CAROLINA 28207
                            TELEPHONE: (704) 375-2265

                                -----------------

                                 PROXY STATEMENT

                                -----------------

         The Board of Directors (the "Board") of Bank of Mecklenburg (the "Bank"), the principal executive offices of which are located at 2000 Randolph Road, Charlotte, Mecklenburg County, North Carolina 28207, hereby solicits your proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Tuesday, April 22, 1997, at the Bank's offices at 2000 Randolph Road, Charlotte, Mecklenburg County, North Carolina, or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders.

         Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person. The persons named as proxies in the enclosed form of proxy, who are referred to herein as the Proxy Committee, are John T. Roper and Paul J. Simon, whom the Board has designated as management proxies. When proxies in the enclosed form are returned, properly executed and in time for the meeting, the shares represented thereby will be voted at the meeting. A shareholder giving a proxy in the accompanying form may revoke the proxy at any time prior to the actual voting of that proxy by notifying the Bank's Secretary in writing, or by executing another proxy bearing a later date and filing it with the Secretary (Jean R. Galloway, Bank of Mecklenburg, Post Office Box 220927, Charlotte, North Carolina 28222). In addition, if a shareholder attends the meeting in person, he may vote his shares without returning the enclosed proxy, and if he has returned the proxy, he may nevertheless attend the meeting and, after notifying the Secretary of his preference, vote in person, in which case his returned proxy will be disregarded.

         In addition to solicitation by mail, the Bank's directors, officers and regular employees may solicit proxies in person or by telephone. Brokerage houses, nominees, custodians, and fiduciaries are requested to forward these proxy soliciting materials to the beneficial owners of the Bank's stock held of record by such persons, and the Bank will reimburse their reasonable expenses in this regard. The Bank anticipates mailing this Proxy Statement on or about March 24, 1997, to shareholders of record at the close of business on March 11, 1997, who are the only shareholders entitled to vote at the Annual Meeting.

         Each proxy returned to the Bank will be voted in accordance with the instructions indicated thereon.

                                OUTSTANDING STOCK

         At the close of business on March 11, 1997, there were 2,118,945 shares of the Bank's common stock issued and outstanding, and, except as noted below, entitled to vote at the Annual Meeting. Each share is entitled to one vote on all matters to be considered at the Annual Meeting.

         The Bank's Bylaws provide that the holders of a majority of the Bank's outstanding shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the shares voting on the motion to adjourn. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. A shareholder abstaining from the vote on a particular proposal will be counted as present for determining whether a quorum is present, but will be counted as not having voted on the proposal in question.

PRINCIPAL SHAREHOLDER

         To the Bank's knowledge, as of March 11, 1997, only one shareholder owned more than five percent of the Bank's common stock:


            SHAREHOLDER'S                    SHARES CURRENTLY                      PERCENT OF
          NAME AND ADDRESS                         OWNED                       COMMON STOCK OWNED

Cy N. Bahakel                                      530,329                            25.03%(2)
Bahakel Communications, Ltd.
Post Office Box 32488
Charlotte, NC 28232

---------------
(1) As to all such shares, Mr. Bahakel exercises sole voting and investment power.
(2) Based on the total of 2,118,945 shares outstanding.

SECURITY OWNERSHIP OF DIRECTORS AND PRINCIPAL OFFICERS

         The following table shows, as of March 11, 1997, the number of shares of the Bank's common stock owned by each director and by all directors and principal officers of the Bank as a group:

                                                             SHARES                       PERCENT OF
               NAME OF                                      CURRENTLY                    COMMON STOCK
         BENEFICIAL OWNER(1)                                OWNED(2)                         OWNED

Helen C. Adams                                                 16,842                        0.79%
H. Perrin Anderson                                             22,792                        1.07%
Cy N. Bahakel                                                 530,329                       25.03%
Carl G. Belk                                                   10,307                        0.49%
W.E. Bryant, Jr.                                               20,040                        0.95%
Claude T. Davis, Sr.                                           10,503                        0.50%
Aubrey J. Elam                                                 35,329                        1.67%
Dee-Dee W. Harris                                              34,354                        1.62%
John H. Ketner, Jr.                                            86,011(3)                     4.06%
Beverly B. Poston                                               1,778                        0.08%
John T. Roper, M.D.                                            20,635                        0.97%
Paul J. Simon                                                  15,743                        0.74%
Allan W. Singer                                                12,898                        0.60%
All Directors and Principal                                   906,716(4)                    42.79%
Officers as a Group
(16 Persons)

---------------

(1)      All directors are residents of Mecklenburg County, North Carolina.

(2) Amounts in this column include shares owned by certain related parties but as to which the officer or director in question has indicated that he or she maintains voting and investment control.
(3) Includes 59,373 shares that Mr. Ketner has the right to acquire within sixty days through the exercise of stock options.
(4) Includes 86,120 shares that principal officers have the right to acquire within sixty days through the exercise of stock options. In addition, principal officers have options that are not vested (and thus the underlying shares may not be acquired within sixty days) for 26,125 shares, and those shares are not included in the totals reflected in the table.

                       ACTION TO BE TAKEN UNDER THE PROXY

        The shares represented by the enclosed form of proxy, if properly dated, executed and returned, will be voted at the Annual Meeting or any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows: (a) "FOR" the election of the five persons named in this Proxy Statement as nominees for election as Class II Directors; (b) "FOR" approval of the additional unfilled seat on the Board of Directors and (c) In the discretion of the proxy holders in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the Annual Meeting from time to time.


                               PROPOSAL NUMBER 1:
                              ELECTION OF DIRECTORS

         Under the Bank's Charter and Bylaws, the number of directors shall be such number as the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected, such number to be not less than nine nor more than thirty. The Board, by resolution, has fixed the number of directors at thirteen, plus one additional director if approved by the shareholders, with five directors to be elected at this Annual Meeting to serve until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified.

         The Bank's Charter and Bylaws provide that the Board shall be divided into three classes, each containing as nearly equal a number of directors as possible, with the term of office for the first class (the "Class I Directors") to expire at the first Annual Meeting of Shareholders after their election, the term of office for the second class (the "Class II Directors") to expire at the second Annual Meeting of Shareholders after their election, and the term of office for the third class (the "Class III Directors") to expire at the third Annual Meeting of Shareholders after their election. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire as specified above shall be elected for a term of office of three years.

         At the 1993 Annual Meeting of Shareholders, the Bank's shareholders authorized the creation of an additional seat on the Board (to be vacant upon creation), and authorized the Board to elect a director to occupy this seat. In 1996, Beverly B. Poston was elected by the Board to fill this seat. The Bank's Bylaws provide that the term of a director elected to fill the unfilled seat will expire at the Annual Meeting following the director's election. For this reason, and because the Charter and Bylaws require that each class of directors contain as nearly equal a number of directors as possible, Mrs. Poston has been added to the Class II directors who will stand for re-election at the 1997 Annual Meeting. The terms of the other Class II Directors, who were elected at the 1994 Annual Meeting, are scheduled to expire at the upcoming Annual Meeting.

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. In the absence of any contrary specification (and except as noted below), the Proxy Committee will vote for the election of the five nominees listed in the table below as Class II Directors. If, at or before the meeting time, any of the nominees listed below has become unavailable for any reason, the Proxy Committee has the discretion to vote for a substitute nominee or nominees. Management currently has no reason to anticipate that any nominee listed below will become unavailable.

         NOMINEES FOR CLASS II DIRECTORS. Listed below are the names of the nominees for election as Class II Directors, together with their ages and their principal occupations during the past five years. Each of the nominees currently is a director, having served as such since the Bank's incorporation on September 8, 1988, except for Mrs. Poston, who was elected to the Board in 1996.


            LISTED BELOW ARE THE FIVE PERSONS NOMINATED FOR ELECTION
                            AS CLASS II DIRECTORS FOR
                        THREE-YEAR TERMS EXPIRING IN 2000

                                                  PRINCIPAL OCCUPATION
NAME AND AGE                                      FOR PAST FIVE YEARS

H. Perrin Anderson, 62                            President, Anderson & Anderson, Inc.
                                                  (investments)
W.E. Bryant, Jr., 50                              President, Bryant & Clark Communications, Inc.
                                                  (advertising agency)
Aubrey J. Elam, 66                                Managing General Partner, Airport Park 160
                                                  (real estate development)
Dee-Dee W. Harris, 54                             President, Harris Land Company
                                                  (real estate development)

Beverly B. Poston, 45                             Executive Vice President, Bahakel Communications
                                                  (telecommunications)

              REMAINING DIRECTORS AND ADDITIONAL BOARD INFORMATION

         The following table shows the names, ages and principal occupations during the past five years of the Bank's Class I and Class III Directors. Each such person has served as a director of the Bank since the Bank's incorporation on September 8, 1988, except for Carl G. Belk, who first became a director in 1992. Mr. Bahakel is Chairman of the Board of the Bank and Mr. Anderson is Vice Chairman of the Board.


                    LISTED BELOW ARE THE FOUR PERSONS SERVING
                 AS CLASS I DIRECTORS FOR TERMS EXPIRING IN 1999

                                                  PRINCIPAL OCCUPATION
NAME AND AGE                                      FOR PAST FIVE YEARS

Helen C. Adams, 68                                President, HCA, Inc./Helen Adams Realty
                                                  (real estate brokerage)
Claude T. Davis, Sr., 76                          Retired; formerly, President, Pinnacle Furniture Co.
                                                  (furniture manufacturing)
John H. Ketner, Jr., 55                           President and CEO, Bank of Mecklenburg
Allan W. Singer, 52                               Attorney, Mitchell, Rallings, Singer, McGirt &
                                                  Tissue, PLLC, and predecessors (private law firm)


                    LISTED BELOW ARE THE FOUR PERSONS SERVING
                AS CLASS III DIRECTORS FOR TERMS EXPIRING IN 1998

                                                  PRINCIPAL OCCUPATION
NAME AND AGE                                      FOR PAST FIVE YEARS

Cy N. Bahakel, 69                                 Chairman of Board, President and Treasurer,
                                                  Bahakel Communications, Ltd.
                                                  (telecommunications)
Carl G. Belk, 36                                  President, Monroe Hardware
                                                  (hardware wholesale distributors)
John T. Roper, M.D., 66                           Orthopaedic Surgeon; retired
Paul J. Simon, 51                                 President, Paul Simon Company
                                                  (retail clothing)

         No director or principal officer of the Bank is related to another director or principal officer, except that Mr. Bryant is Mr. Davis' nephew and Mrs. Poston is Mr. Bahakel's daughter.

         No director or nominee is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Act"), subject to the requirements of Section 15(d) of the Act, or registered as an investment company under the Investment Company Act of 1940.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board has established the committees described below.

         EXECUTIVE ASSET-LIABILITY COMMITTEE. The Executive Asset-Liability Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority. The Executive Asset-Liability Committee also performs the functions of a nominating committee and an investment committee. The Executive Asset-Liability Committee's nominating committee functions include, among other things, to recommend annually to the Board the names of persons to be considered for nomination and election to the Board by the Bank's shareholders and, as necessary, recommending to the Board the names of persons to be elected to the Board to fill vacancies as they occur between annual meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration. In its function as an investment committee, the Executive Asset-Liability Committee reviews and approves Bank investments to insure that such investments are in accordance with Bank policy as set by the Board. The Executive Asset-Liability Committee held fourteen meetings during 1996. Members of the Executive Asset-Liability Committee are Mr. Anderson, Mr. Bahakel (Chairman), Mr. Elam, Mr. Ketner, Dr. Roper and Mr. Singer.

         AUDIT COMMITTEE. The Audit Committee is responsible for insuring that the Board receives objective information regarding Bank policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Bank activities as the Board may direct. Subject to the Board's approval, the Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held four meetings during 1996. Members of the Audit Committee are Ms. Adams, Mr. Belk (Chairman), Mr. Davis and Mrs. Poston.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, stock options, incentive compensation, and other benefits, for senior management and other Bank employees (other than Mr. Ketner, whose compensation is reviewed by the Executive Asset-Liability Committee and recommended to the Board). The Compensation Committee held four meetings during 1996. Members of the Compensation Committee are Mr. Bryant, Mrs. Harris, Mr. Ketner (ex officio), and Dr. Roper (Chairman).

         GENERAL LOAN COMMITTEE. The General Loan Committee reviews and approves loans made by the Bank to insure that such loans are in accordance with Bank policy set by the Board. The General Loan Committee held nineteen meetings during 1996. Members of the General Loan Committee are Mr. Anderson, Mr. Ketner, Dr. Roper, Mr. Simon and Mr. Singer (Chairman).

ATTENDANCE AND DIRECTOR COMPENSATION

         The Bank's Board of Directors held eight meetings in 1996. In 1996, all of the directors attended at least 75% of the aggregate of the meetings of the Board and of all committees on which they served (during the period they were directors and members of such committees).

         Directors are paid a fee of $200 per meeting for Board meetings they attend, and a fee of $150 for each committee meeting attended. The Directors were paid fees for their services totalling $28,450.00 in 1996. In addition, during 1996 each director was granted options to purchase 15,000 shares of the Bank's common stock, pursuant to the 1996 Director Stock Option Plan approved by the Bank's shareholders at the 1996 Annual Meeting of Shareholders. These options are subject to a vesting schedule under which the options will become exercisable over a five-year period beginning on June 5, 1997, the date one year from the date of grant, with 20% of such options to become exercisable on each anniversary of the date of grant. The options will expire if not exercised on or before June 5, 2006. The purchase price under such options is $11.50 per share.

BANK'S TRANSACTIONS WITH DIRECTORS

         The Bank has had, and expects to have in the future, banking transactions with directors and their associates. The Bank has adopted a policy of not engaging in transactions with its officers and employees. During 1996, the largest aggregate outstanding amount of indebtedness from all directors (and their associates) as a group at any one time was $6,908,704.

         During 1992, Director Harris obtained a secured loan from the Bank in an amount which exceeded 10% of the Bank's equity capital accounts at that time. The largest aggregate amount of such indebtedness outstanding from Director Harris and her associates during 1996 was $2,120,080 (11.4% of the Bank's equity capital accounts at that time), and the amount outstanding as of February 5, 1997, was $2,077,005.

         All transactions with directors or their associates are made in the ordinary course of the Bank's business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with other persons, and have not involved more than the normal risk of collectibility or presented other unfavorable features.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the compensation for the years ended December 31, 1994, 1995 and 1996 for those persons who were, at December 31, 1996, (i) the President of the Bank and (ii) the Bank's next most highly compensated executive officer (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE



                                                                               LONG TERM
                                             ANNUAL COMPENSATION             COMPENSATION
                                                                                AWARDS
                                                                              SECURITIES
                                                             OTHER ANNUAL     UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL                SALARY       BONUS      COMPENSATION       OPTIONS      COMPENSATION
        POSITION           YEAR        ($)          ($)           ($)             (#)             ($)

John H. Ketner, Jr.        1996     114,583       39,600           -            15,000        $12,219(1)
President                  1995     110,000       37,400           -               -             7,173
                           1994     109,375       36,000           -               -             6,843

Frank W. Ix                1996      87,346       20,000           -              500           6,972(1)
Senior Vice President      1995      86,833       22,000           -              500            5,172
                           1994      86,518       18,250           -               -             4,911
======================== ======== ============ ============ =============== =============== ===============

--------------

(1) Includes contributions by the Bank to the Bank's defined contribution plan under Section 401(k) of the Internal Revenue Code in the amounts of $9,000 for the account of Mr. Ketner and $6,540 for the account of Mr. Ix. Also includes term life insurance premium paid by the Bank for the benefit of the named officers in the amount of $3,219 for Mr. Ketner and $432 for Mr. Ix.

OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options to the Named Officers during the year ended December 31, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                    INDIVIDUAL GRANTS

                            NUMBER OF       % OF TOTAL
                           SECURITIES         OPTIONS
                           UNDERLYING       GRANTED TO       EXERCISE
                             OPTIONS         EMPLOYEES       OR BASE       EXPIRATION
         NAME                GRANTED         IN FISCAL        PRICE           DATE
                               (#)            YEAR(1)         ($/SH)
  John H. Ketner, Jr.              15,000             54.5    11.50          6/05/06
Frank W. Ix                           500              1.8    13.00         11/21/06
======================= ================= ===============  ============  ===============

--------------

(1) Based on 27,500 total shares on which options were granted to employees in 1996.


                       DISCLOSURE OF EMPLOYMENT AGREEMENT

         The Bank is a party to an employment agreement with John H. Ketner, Jr., President and Chief Executive Officer. Mr. Ketner's contract currently extends through January 28, 1999, and is automatically renewed for two-year periods at the expiration of each year of employment, unless sooner terminated pursuant to the contract or if at least 120 days' notice is given by either party.

         The contract calls for Mr. Ketner to receive an annual cash salary plus bonus, with annual adjustments as determined by the Board. Under the contract, Mr. Ketner is entitled to all fringe benefits which are generally provided by the Bank for its employees. Mr. Ketner is also entitled to an automobile allowance, club dues, and certain disability insurance benefits pursuant to his contract. The contract also provides for implementation of a supplemental retirement compensation program to provide retirement income to Mr. Ketner, including 401(k) plan and social security benefits, of approximately 50% of Mr. Ketner's base salary at the time of his retirement.

         Mr. Ketner's employment contract contains provisions that provide certain benefits to Mr. Ketner if Mr. Ketner's employment is terminated for any reason, other than termination for cause, following a "change in control" of the Bank, as defined in the agreement. The benefits to be paid upon such a termination include a severance payment equal to Ketner's base salary for the two years preceding the change in control, medical and dental insurance benefits for the two years following the change in control, and immediate vesting of any non-vested options to purchase the Bank's stock and any deferred compensation benefits.

                               SECTION 16 REPORTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's directors and executive officers, and persons who beneficially own more than ten percent of the Bank's common stock, to file with the Federal Deposit Insurance Corporation initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Bank. Executive officers, directors and greater than ten-percent beneficial owners are required by FDIC regulations to furnish the Bank with copies of all Section 16(a) reports that they file. To the Bank's knowledge, based solely on review of the copies of such reports furnished by the Bank and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers and directors and greater than ten-percent beneficial owners were complied with.


                               PROPOSAL NUMBER 2:
                APPROVAL OF ADDITIONAL SEAT ON BOARD OF DIRECTORS
                   TO BE FILLED BY THE BOARD IN ITS DISCRETION

         The Articles of Incorporation and Bylaws of the Bank contain provisions (as allowed under Section 53-67 of the North Carolina General Statutes) that allow for the creation of not more than two additional seats on the Bank's Board of Directors, to be left unfilled by the shareholders and to be filled in the discretion of the Board of Directors during the interval between meetings of the shareholders. At the Annual Meeting, the shareholders will be asked to authorize the creation of one additional seat on the Board of Directors (which seat will be vacant upon its creation), and to authorize the Board, at its discretion, to elect a director to occupy this seat. Any director elected by the Board to occupy the additional seat will serve only until the next Annual Meeting of Shareholders following such election.

         The purpose of the requested authorization is to allow the Board flexibility to add a member to the Board should it be able to identify a candidate with exceptional qualifications or who would address a perceived need.

         The affirmative vote of a majority of the shares represented at the Annual meeting in person or by proxy is necessary to grant the requested authorization to the Board. The authorization would become effective immediately upon such approval.

         A vote "for" the requested authorization authorizes both the creation of the additional seat on the Board of Directors and the Board's having discretion to elect a director. The Proxy Committee will vote proxies under its control for the requested authorization.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Bank's independent certified public accountant for the year ended December 31, 1996, was KPMG Peat Marwick, LLP, which has also been retained as the Bank's independent certified public accountant for the year ending December 31, 1997. The Board selects the independent certified public accountant, upon recommendation by the Audit Committee. Representatives of KPMG Peat Marwick, LLP, which has served as the Bank's independent certified public accountant since the Bank's incorporation in 1988, will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.


                                  ANNUAL REPORT

         A copy of the Bank's Annual Report for the year ended December 31, 1996 (which also serves as the Bank's annual disclosure statement to shareholders required by federal regulation), accompanies this Proxy Statement. No part of such Annual Report should be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.


                          DATE FOR RECEIPT OF PROPOSALS

         For shareholder proposals to be included in the proxy materials for the Bank's next Annual Meeting, any such proposals must be received at the Bank's then principal office (currently 2000 Randolph Road, Charlotte, North Carolina 28207) not later than December 22, 1997. The Board will review any shareholder proposal received by this date and will determine whether any such proposal should be included in its proxy solicitation materials. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Securities Exchange Act of 1934 or related FDIC regulations. Shareholders are urged to submit any proposal by certified mail, return receipt requested.


                                  OTHER MATTERS

         Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.


                                            By order of the Board of Directors.



                                            John H. Ketner, Jr.
                                            President